Exhibit 2.1

Execution Version

SHARE SALE AND PURCHASE AGREEMENT

executed among

MR. ANDRÉS BOU ORTIZ

MR. HORACIO MARTOS BORJA

MR. MARC CANALETA CAUPENA

VOLADURAS HINOJO, S.L.

NAUTA TECH INVEST III, SCR, S.A.

BILBAO VIZCAYA HOLDING, S.A.

LA BANQUE POSTALE INNOVATION 11 FCPI

CAPITAL CROISSANCE 4 FCPI

OBJECTIF INNOVATION PATRIMOINE 4 FCPI

STRATÉGIE PME 2011 FCPI

IDINVEST PATRIMOINE FCPI

ALLIANZ ECO INNOVATION 3 FCPI

OBJECTIF INNOVATION 5 FCPI

IDINVEST CROISSANCE FCPI

SG INNOVATION 2011 FCPI

ALLIANZ ECO INNOVATION 2 FCPI

OBJECTIF INNOVATION 4 FCPI

IDINVEST FLEXIBLE 2016 FCPI

CAPITAL CROISSANCE 5 FCPI

OBJECTIF INNOVATION PATRIMOINE 5 FCPI

IDINVEST PATRIMOINE 2 FCPI

OBJECTIF INNOVATION PATRIMOINE 6 FCPI

IDINVEST PATRIMOINE 3 FCPI

GREYLOCK ISRAEL INVESTMENT VEHICLE IN SOCIAL POINT, LTD.

HCPESP S.À R.L.

(as Sellers),

TAKE-TWO INVEST ESPAÑA, S.L.

(as Purchaser)

and

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(as Parent)

Barcelona, on January 31, 2017

SHARE SALE AND PURCHASE AGREEMENT

In Barcelona, on January 31, 2017

Of the one part,

MR. ANDRÉS BOU ORTIZ, of Spanish nationality, of legal age, single, with professional address in Barcelona, at calle Llacuna, 166, and holder of the Spanish tax ID number 47,689,945-C.

Of the other part,

MR. HORACIO MARTOS BORJA, of Spanish nationality, of legal age, single, with professional address in Barcelona, at calle Llacuna, 166, and holder of the Spanish tax ID number 47,805,088-W.

Of the other part,

MR. MARC CANALETA CAUPENA, of Spanish nationality, of legal age, married (under the separación de bienes regime), with professional address in Barcelona, at calle Llacuna, 166, and holder of the Spanish tax ID number 79,304,927-F.

Of the other part,

VOLADURAS HINOJO, S.L., a company of Spanish nationality, with registered office in Serón (Almería), at Carretera de Baza, Km. 35, holder of the Tax ID number B-04265666 and registered with the Almería Commercial Registry in volume 306, folio 163, sheet 9508, 1st entry, duly represented by Mr. Horacio Martos Borja, holder of the Tax ID number 47,805,088-W, in his capacity as attorney-in-fact (apoderado), as evidenced by the public deed granted on January 18, 2017 before the Notary Public of Serón Mr. Antonio Lopera Perales under number 24 of his file of public records.

Of the other part,

NAUTA TECH INVEST III, S.C.R., S.A., a company of Spanish nationality, with registered office in Barcelona, Avenida Diagonal, 593, 8th floor, holder of the Tax ID number A-65132292 and registered with the Barcelona Commercial Registry in volume 41,333, folio 157, sheet B-390,543, 1st entry, and with the official registry of the Comisión Nacional del Mercado de Valores under number 188, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado) as evidenced by the public deed granted on January 23, 2017 before the Barcelona Notary Public Mr. Tomás Giménez Duart under number 141 of his file of public records.

Of the other part,

BILBAO VIZCAYA HOLDING, S.A., a company of Spanish nationality, with registered office in Madrid (Spain), Paseo de la Castellana, 81, holder of the Tax ID number A-48253348 and registered with the Commercial Registry of Madrid, at volume 29,378, page 149, sheet M-528,782, duly represented by Mr. Enrique Migoya Peláez, holder of the Tax ID number 51,061,816E, in his capacity as attorney-in-fact (apoderado) as evidenced by the public deed granted on June 14, 2012 before the Madrid Notary Public Mr. José María Mateos Salgado under number 2,289 of his file of public records.

Of the other part,

LA BANQUE POSTALE INNOVATION 11, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

CAPITAL CROISSANCE 4, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

OBJECTIF INNOVATION PATRIMOINE 4, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

STRATÉGIE PME 2011, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

IDINVEST PATRIMOINE, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

ALLIANZ ECO INNOVATION 3, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

OBJECTIF INNOVATION 5, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The

Hague Convention of October 5, 1961.

Of the other part,

IDINVEST CROISSANCE, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

SG INNOVATION 2011, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

ALLIANZ ECO INNOVATION 2, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

OBJECTIF INNOVATION 4, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-

fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

IDINVEST FLEXIBLE 2016, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

CAPITAL CROISSANCE 5, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

OBJECTIF INNOVATION PATRIMOINE 5, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

IDINVEST PATRIMOINE 2, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number

414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

OBJECTIF INNOVATION PATRIMOINE 6, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

IDINVEST PATRIMOINE 3, a French fonds commun de placement dans l’innovation, represented by its management company Idinvest Partners, société anonyme, having its registered office at 117 Avenue des Champs-Elysées, 75008 Paris, France, registered with the Trade and Companies Registry of Paris under number 414 735 175 and holder of the Spanish tax ID N0018307I, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 23, 2017 before the Paris Notary Public Mr. Julien Trokiner, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Hereinafter, La Banque Postale Innovation 11, Capital Croissance 4, Objectif Innovation Patrimoine 4, Stratégie PME 2011, Idinvest Patrimoine, Allianz Eco Innovation 3, Objectif Innovation 5, Idinvest Croissance, SG Innovation 2011, Allianz Eco Innovation 2, Objectif Innovation 4, Idinvest Flexible 2016, Capital Croissance 5, Objectif Innovation Patrimoine 5, Idinvest Patrimoine 2, Objectif Innovation Patrimoine 6 and Idinvest Patrimoine 3 shall be jointly referred to as the “Idinvest Parties”.

Of the other part,

GREYLOCK ISRAEL INVESTMENT VEHICLE IN SOCIAL POINT, LTD., a company duly incorporated under the laws of Israel with registered office in 10, Abba Even Boulevard, Herzeliya, Israel 4672525, registered in the Register of Companies of Israel under number 514969153 and holder of the Spanish tax ID N6241157D, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 3, 2017 before the Hertzelia Notary Public Mr. Shay Volovelsky, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Of the other part,

HCPESP S.à r.l., a company duly incorporated under the laws of the Grand Duchy of Luxembourg with registered office in 7 rue Lou Hemmer, Luxembourg-Findel, Grand Duchy of Luxembourg, registered in the Luxembourg Trade and Companies Register under number B 188,400 and holder of the Spanish tax ID N0183686E, duly represented by Mr. Alex Pujol Pamies, holder of the Tax ID number 35,097,073Q, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney granted on January 6, 2017 before the Luxembourg Notary Public Mr. Carlo Werdsandt, duly apostilled pursuant to The Hague Convention of October 5, 1961.

Hereinafter, Mr. Andrés Bou Ortiz, Mr. Horacio Martos Borja and Mr. Marc Canaleta Caupena shall be jointly referred to as the “Founding Sellers” and each of them individually as a “Founding Seller”.

Hereinafter, Voladuras Hinojo, S.L., Nauta Tech Invest III, SCR, S.A., Bilbao Vizcaya Holding, S.A., the Idinvest Parties, Greylock Israel Investment Vehicle in Social Point, Ltd. and HCPESP S.à r.l. shall be jointly referred to as the “Investor Sellers” and each of them individually as an “Investor Seller”

Hereinafter the Founding Sellers and the Investor Sellers shall be jointly referred to as the “Sellers” and each one of them individually as a “Seller”.

Of the other part,

TAKE-TWO INVEST ESPAÑA, S.L., a company duly incorporated under the laws of Spain, with registered office at Plaza de Callao no. 5, Madrid, Spain, with Tax ID number B-87676805 and registered with the Commercial Registry of Madrid under Volume 35,341, sheet 22, page number M635329, duly represented by Mr. Enrique Valera Martos, holder of Tax ID number 0,749,647V, in his capacity as attorney-in-fact (apoderado) as evidenced by the public deed granted before the Notary Public of Madrid Mr. Ignacio Ramos Covarrubias on January 24, 2017 under number 277 of his file of public records.

Hereinafter, Take-Two Invest España, S.L. shall be referred to as the “Purchaser”.

And of the other part,

TAKE TWO INTERACTIVE SOFTWARE INC., a company duly incorporated under the laws of Delaware and holder of the Spanish tax ID N4008463D, duly represented by Mr. Enrique Valera Martos, holder of Tax ID number 07,493,647V, in his capacity as attorney-in-fact (apoderado), as evidenced by the power of attorney executed before the Notary Public of New York Ms. Linda Zabriskie on January 23, 2017 duly apostilled pursuant to The Hague Convention of October 5, 1961.

Hereinafter, Take-Two Interactive Software, Inc. shall be referred to as the “Parent”.

The Sellers, the Purchaser and the Parent shall hereinafter be referred to jointly as the “Parties” and individually as a “Party”.

The Parties mutually acknowledge their legal capacity to execute this share sale and purchase agreement (the “Agreement”):

WHEREAS

I.                              Social Point, S.L. (the “Company”) is a Spanish limited liability company (sociedad de responsabilidad limitada), duly organized and existing under the laws of Spain, having its registered office in Barcelona, at calle Llacuna, 166, being registered at the Barcelona Commercial Registry in tome 40,804, folio 14, sheet B-375,667, and having tax identification number B-64,965,437.

II.                         As of the date hereof, the share capital of the Company amounts to €10,800.75 and is represented by 216,015 shares (participaciones sociales), numbered from 1 through 216,015, both inclusive, each with a par value of €0.05 (the “Shares”). The Shares are of five (5) classes (class A, class B, class C, class C-1 and class D shares), as more fully set out in the Company’s bylaws (estatutos sociales), and all of them are fully paid in.

The Shares represent 100% of the share capital and voting rights in the Company.

III.                    The Sellers are the legal owners of the Shares.

Schedule III hereto sets forth (x) the number, class and numbering of the Shares owned by each Seller, and (y) the description of the respective ownership title (título de propiedad) over the Shares owned by each Seller (all such ownership titles, jointly, the “Ownership Titles”).

IV.                     The Company owns, directly or indirectly, the shares of the companies listed in Schedule IV hereto (each a “Subsidiary” and jointly the “Subsidiaries”). Schedule IV sets forth (x) the number, class and numbering of the shares owned by the Company in each of the Subsidiaries and (y) a description of the ownership title of the Company over the shares in each of such Subsidiaries.

The Company and the Subsidiaries shall be jointly referred to as the “Companies”.

V.                          The Purchaser is an indirect wholly owned subsidiary of the Parent. The Purchaser has conducted a legal, tax, financial and technical due diligence review of the Companies.

VI.                     Each of the Buying Parties is a professional investor which is fully familiar with the social games industry and the Business, and the Parent (directly and through its subsidiaries) has proven knowledge, expertise and track record in the acquisition, ownership and management of companies operating in such industry.

Furthermore, the Buying Parties have each received professional advice on the acquisition contemplated hereunder and have, therefore, been able to determine, in an informed manner and in their sole judgement, the benefits and risks associated to the acquisition of the Shares.

VII.                The Sellers have each received professional advice on the disposal of the Shares and acquisition of Parent Shares contemplated hereunder and have, therefore, been able to determine, in an informed manner and in its sole judgement, the benefits and risks associated to the acquisition of any Parent Shares pursuant to this Agreement.

VIII.           The Purchaser has agreed to purchase the Shares, free and clear from Charges and Encumbrances (other than Permitted Charges and Encumbrances), and the Sellers, in turn, have agreed to sell the Shares, free and clear from Charges and Encumbrances (other than Permitted Charges and Encumbrances), to the Purchaser in the proportions and under the terms and conditions set forth in this Agreement.

Now, therefore, the Parties have agreed to the sale and purchase of the Shares in accordance with the terms of this Agreement under the following:

SECTIONS

1.                            DEFINITIONS AND INTERPRETATION

1.1                     In this Agreement the following terms shall have the meanings specified below. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

“Accounting Expert” shall have the meaning ascribed to it under Section 3.5.

“Accounting Principles” means Spanish GAAP as applied in the Financial Statements.

“Actual Indebtedness” means the actual Indebtedness of the Companies as of the Closing.

“Actual Transaction Expenses” means the actual Transaction Expenses of the Companies as of the Closing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person. For the avoidance of doubt, the Companies shall be deemed an Affiliate of the Purchaser and Parent only from and after the Closing, and shall be deemed an Affiliate of the Sellers prior to Closing.

“Agreement” means this share sale and purchase agreement.

“Anti-Bribery Law” means any international, European Union or national laws, common law, statutes, directives, bye-laws, orders, treaties, regulations or other subordinate legislation, notices, codes of practice, circulars, guidance notes, Judgments, decrees or instructions or decisions of any competent regulatory body in force from time to time (in each case having the force of Law and as applicable to the Companies) relating to bribery or corruption, including the US Foreign Corrupt Practices Act 1977.

“Antitrust Authorities” means any national or supranational authorities with jurisdiction over antitrust matters which should give clearance for, or be notified of, the sale and purchase of the Shares under this Agreement.

“Antitrust Clearance” means the approval by the Antitrust Authorities of the acquisition of the Shares by the Purchaser.

“Applicable Law” means any Spanish, United States, foreign, federal, state, or local Law applicable to any Party, as such Law may be amended from time to time.

“Associated Person” means any director, officer or employee of the Company or any Subsidiary (acting in such capacity), and any Person who performs or has performed services or work for or on behalf of any Company or any Subsidiary who is not in business on their own account or in a client/customer relationship.

“Bad Leaver” means, in relation to any Founding Seller, such Founding Seller being a Leaver before the expiry of the Retention Period by reason of (x) justified disciplinary dismissal (despido disciplinario procedente) confirmed by a Labour Court or Tribunal by means of a final and definitive judgment (sentencia judicial firme), accepted or unchallenged by the applicable Founding Seller; or (y) termination of the employment relationship by decision of the applicable Founding Seller without cause (dimisión voluntaria) under article 49.1d) of the Workers Statute or unilateral termination (desistimiento unilateral) by the applicable Founding Seller under article 10.1 of Royal Decree 1382/1985, of August 1 (if applicable); or (z) termination of the employment relationship by decision of the applicable Founding Seller under articles 40.1 or 41.3 of the Workers Statute (except in the cases regulated in clause 17.2 (letters c) and d)) of the corresponding Employment Agreement.

“Balance Sheet Date” shall have the meaning ascribed to it under clause 6.1 of Annex 5.2 hereto.

“Beneficiary” shall have the meaning ascribed to it under Section 3.4.2.

“Beneficiary Departure” shall have the meaning ascribed to it under Section 3.4.2.

“Business” means the development, creation or distribution of videogames.

“Business Day” means any day except Saturday, Sunday or any other day on which banking institutions in the city of Barcelona (Spain) or in New York City (New York, United States of America) are required or authorized by Applicable Law to be closed.

“Buying Parties” means, jointly, the Purchaser and the Parent.

“Buying Parties Representations and Warranties” means the representations and warranties that the Buying Parties make and give for the benefit of the Sellers in accordance with the provisions of Section 6 and Annex 6.

“Charges and Encumbrances” means any lien, charge, pledge, security interest, claim, encumbrance, ancillary obligation, option, retrospective right of acquisition, retention of title, pooling agreement, third-party right, including preemptive rights of acquisition or transfer, or restrictions (including pursuant to Applicable Law) on the transferability of the Shares (or any Parent Shares to be issued pursuant to this Agreement) of any kind, whether arising by agreement, operation of law or otherwise.

“Claims” shall have the meaning ascribed to it under Section 18.3.

“Closing” means the closing of the transactions contemplated by this Agreement, which, subject to Section 4.2, will take place in the manner contemplated in Section 4.1.2.

“Closing Parent Share Price” means, on any date, the closing stock price of a share of Parent Common Stock on such date as reported by the Nasdaq Global Market.

“Closing Payments” means the payments to be made at Closing by the Purchaser, Parent or any of their respective wholly owned subsidiaries in the name and on behalf of the Sellers to certain third parties, as more fully set out in Section 3.3.1(iii) and Schedule 3.3.1.

“Companies” means, jointly, the Company and the Subsidiaries.

“Company” means Social Point, S.L.

“Company Employee” shall have the meaning ascribed to such term in Section 17.4.

“Companies Intellectual Property” shall have the meaning ascribed to it under clause 8.1 of Annex 5.2 hereto.

“Computer Systems” shall have the meaning ascribed to it under clause 8.7 of Annex 5.2 hereto.

“Condition” shall have the meaning ascribed to such term in Section 3.3.3.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of September 28, 2016, by and between Parent and the Company, as may be amended from time to time.

“Contract” means any note, bond, mortgage, indenture, deed of trust, lease, license, instrument, commitment, plan, contract, agreement or other arrangement, whether oral or written, together with all amendments and modifications thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“D&O Beneficiary” shall have the meaning ascribed to it under Section 10.

“D&O Claim” shall have the meaning ascribed to it under Section 10.

“Damages” means any direct or reasonably foreseeable indirect losses, liabilities, deficiencies, damages, fines, penalties, fees, costs and expenses that the Sellers, the Purchaser or the Companies, as applicable, incur as a result of the applicable facts and circumstances set forth herein. Annex 1.1 hereto contains certain exclusions from the definition of Damages.

“Data Protection Laws” means any data protection laws and regulations in the United States of America, the European Union including Spain, or elsewhere in the world as applicable to the Companies.

“Deductible” shall have the meaning ascribed to such term in Section 7.6.

“Deed of Sale and Purchase” means the public deed notarizing (elevar a público) this Agreement for the purposes of article 106 of the Spanish Companies Law, which is being granted by the Parties concurrently with the execution of this Agreement, as more fully set out in Section 2.2 below.

“De Minimis Amount” shall have the meaning ascribed to it under Section 7.6.

“Determination Expert” has the meaning ascribed to such term under Section

3.4.1.

“Determination Review Period” shall have the meaning ascribed to such term in Section 3.4.1.

“Disclosed” means fairly disclosed meaning, in turn, that a reasonable amount of information is provided from which a reasonable and experienced purchaser can understand the matter disclosed and its implications.

“Disputed Amounts” shall have the meaning ascribed to such term under Section 3.5.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United Nations or the European Union (or any member state of the European Union).

“Employment Agreements” shall have the meaning ascribed to it in Section 4.1.2(xiii).

“Escrow Account” means the current account to be opened by the Sellers and the Purchaser at the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Bankinter, S.A. or any other financial institution mutually appointed by the Parties to act as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be executed by the Parties and the Escrow Agent substantially in the form of Schedule 1.1(quáter) or in such other form mutually agreed by the Parties and the Escrow Agent.

“Escrow Amount” shall mean USD 25,000,000.

“Estimated Closing Statement” shall have the meaning ascribed to it under Section 4.1.1(ii).

“Estimated Indebtedness” shall have the meaning ascribed to it under Section 4.1.1(ii).

“Estimated Net Working Capital” shall have the meaning ascribed to it under Section 4.1.1(ii).

“Estimated Transaction Expenses” shall have the meaning ascribed to it under Section 4.1.1(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Existing Shareholders’ Agreement” means the shareholders’ agreement of the Company executed by all the Sellers and the Company itself on June 25, 2012 before the Notary public of Barcelona Mr. Tomás Giménez Duart under number 2,511 of his file of public records, amended (novado modificativa y no extintivamente) for the first time on July 24, 2013 pursuant to the public deed executed on the same date before the Notary public of Barcelona Mr. Tomás Giménez Duart under number 2,446 of his file of public records and for the second time on July 15, 2014 pursuant to the public deed executed on the same date before the Notary public of Barcelona Mr. Tomás Giménez Duart under number 2,015 of his file of public records.

“Financial Statements” shall have the meaning ascribed to it under clause 6.1 of Annex 5.2 hereto.

“Founder Proportion” means, in respect to each Founding Seller, the percentage indicated for each Founding Seller opposite his name in Schedule 1.1(bis).

“Founding Seller Parties” shall have the meaning ascribed to it under Section 14.1.

“Founding Sellers” means, jointly, Mr. Andrés Bou Ortiz, Mr. Horacio Martos Borja and Mr. Marc Canaleta Caupena.

“Founding Sellers Lock-Up” shall have the meaning ascribed to it under Section 17.2.

“Founding Sellers Representative” shall have the meaning ascribed to it under Section 14.1.

“FY 2017” means the twelve month period starting on February 1, 2017 and ending on January 31, 2018.

“FY 2018” means the twelve month period starting on February 1, 2018 and ending on January 31, 2019.

“Good Leaver” means, in relation to any Founding Seller, he being a Leaver for any reason other than a reason for being a Bad Leaver. For the avoidance of doubt, any Founding Seller being a Leaver by reason of (i) death, (ii) permanent disability (incapacidad permanente absoluta o total) as declared by a competent authority or (iii) gran invalidez as declared by a competent authority, shall be considered to be a Good Leaver.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency (administrative or otherwise) or instrumentality, any private or public court, or other governmental authority or instrumentality, domestic or foreign, or applicable self-regulatory organization.

“Group” shall be understood as defined in article 42 of the Spanish Code of Commerce and shall include, as regards any Seller which is an investment fund, any investment fund and any other vehicle managed or Controlled by the same Persons as the first investment fund or the Persons Controlling the management company of such investment fund.

“ICC” means the International Chamber of Commerce.

“Idinvest Parties” means, jointly, La Banque Postale Innovation 11, Capital Croissance 4, Objectif Innovation Patrimoine 4, Stratégie PME 2011, Idinvest Patrimoine, Allianz Eco Innovation 3, Objectif Innovation 5, Idinvest Croissance, SG Innovation 2011, Allianz Eco Innovation 2, Objectif Innovation 4, Idinvest Flexible 2016, Capital Croissance 5, Objectif Innovation Patrimoine 5, Idinvest Patrimoine 2, Objectif Innovation Patrimoine 6 and Idinvest Patrimoine 3.

“Idinvest Representative” shall have the meaning ascribed to it under Section 13.1.

“Inaccuracy” means the untruth or breach of any Seller Representation and Warranty.

“Indebtedness” of a Person means, without duplication, the outstanding principal amount of, and all interest, premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect of, (a) any indebtedness for borrowed money of such Person, whether or not recourse to such Person, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments other than performance bonds or similar operating instruments, (c) all leases of such Person required to be capitalized pursuant to the generally accepted accounting principles of Spain, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person, (f) all deferred revenue and obligations to pay any deferred purchase price of property or services to the extent such deferral period exceeds one (1) year (including any contingent deferred obligations), (g) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, and (h) any obligation of the type referred to in clauses (a) through (h) of another Person the payment of which such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, but excluding in all cases (x) any debt accrued in connection with the Phantom Share Plan and (y) any amounts included in the calculation of the Net Working Capital Position or as Transaction Expenses, in each case calculated pursuant to the Accounting Principles.

“Initial Investor Transferor” shall have the meaning ascribed to such term in Section 17.1.2(i).

“Initial Investor Transferee” shall have the meaning ascribed to such term in Section 17.1.2(i).

“Initial Purchase Price” shall have the meaning ascribed to under Section 3.1.

“Insurances” shall have the meaning ascribed to it under clause 17.1 of Annex 5.2 hereto.

“Intellectual Property Rights” means any and all intellectual property of every kind and description anywhere in the world, including  (a) patents and applications for patents; (b) service marks, trade dress, trade names, logos, corporate names, unregistered and registered trademarks and applications for trademark registration; (c) registered and unregistered copyrights and applications for copyright registration, software, data and databases; (d) Internet domain names; (e) trade secrets and other confidential information and materials; and (f) all legal rights arising from items (a) through (e), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests.

“Investor Sellers” means, jointly, Voladuras Hinojo, S.L., Nauta Tech Invest III, SCR, S.A., Bilbao Vizcaya Holding, S.A., the Idinvest Parties, Greylock Israel Investment Vehicle in Social Point, Ltd. and HCPESP S.à r.l.

“Judgments” means all judgments, injunctions, citations, orders or decrees of all courts and arbitrators in proceedings or actions in which a Person is a party or by which any of its assets or properties is bound.

“Law” means, as to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits or orders of any Governmental Authority applicable to such Person or any of its properties or assets, and all Judgments applicable to such Person.

“Leaver” means, in relation to any Founding Seller, he ceasing to be an employee or contractor of any Parent Group company for any reason whatsoever before the expiration of the Retention Period.

“Liabilities” shall have the meaning ascribed to it under clause 6.2 of Annex 5.2 hereto.

“Lock-up Period” shall have the meaning ascribed to such term in Section 17.1.1.

“Management Accounts” shall have the meaning ascribed to it under clause 6.4 of Annex 5.2 hereto.

“Material Contracts” shall have the meaning ascribed to it under clause 18.2 of Annex 5.2 hereto.

“Material Permits” shall have the meaning ascribed to it under clause 10 of Annex 5.2 hereto.

“Net Adjustment Amount” shall have the meaning ascribed to it under Section 3.4.1.

“Net Working Capital Position” means, in respect of the Company and as of Closing, cash (which includes cash, cash equivalents and short-term instruments) plus trade and other receivables (which includes accounts receivable and accounts receivable tax) and any other current assets (including prepaid expenses), less short-term accruals, short-term debts, trade payables (including accounts payable, accounts payable tax (including corporate income tax), and accrued liabilities) and any other short-term liabilities, but excluding any amounts included in the calculation of Indebtedness or as Transaction Expenses, in each case calculated pursuant to the Accounting Principles.

“Net Working Capital Target” means €17,157,540.87.

“Non-competition Period” shall have the meaning ascribed to such term in Section 17.3.

“Notary” means the notary public practicing in the city of Barcelona designated by the Parties and before whom the Deed of Sale and Purchase is being granted and the other closing actions set forth in Section 4.1.2 are taken on the date hereof.

“Notary Email Address” means tgd.not@gduart.com.

“Notice of Inaccuracy” shall have the meaning ascribed to it under Section 8.

“OFAC” means the Office of Foreign Assets Control of the United States

Department of Treasury.

“Operational Representations and Warranties” means the representations and warranties that each of the Founding Sellers individually (individualmente) makes and gives for the benefit of the Purchaser in accordance with the provisions of Section 5.2 and Annex 5.2 of this Agreement.

“Ownership Titles” means the ownership titles of the Sellers over the Shares described in Whereas III and Schedule III.

“Parent” has the meaning set forth in the recitals hereto.

“Parent Corporate Event” shall have the meaning ascribed to such term in Section 17.2.

“Parent Common Stock” means common stock of Parent, par value USD 0.01 per share.

“Parent Financial Statements” shall have the meaning ascribed to such term in paragraph 2.1 of Annex 6.

“Parent Founder Shares” means the Parent Shares issued and delivered to each Founding Seller on the date hereof and concurrently with the execution of this Agreement in accordance with Section 3.3.1(iv) and Schedule 3.2.

“Parent Lock-up Shares” shall have the meaning ascribed to such term in Section 17.1.1.

“Parent Shares” means any newly issued shares of Parent Common Stock to be issued pursuant to the terms of this Agreement, which shall, upon issuance and as otherwise set forth in this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, entitle their holders to the same rights and obligations as the other outstanding shares of Parent Common Stock from time to time. Any number of Parent Shares to be issued (but not yet issued or not issued at Closing) under this Agreement to any Person shall be adjusted following any split, reverse split, recapitalization or any similar corporate transaction affecting the shares of the Parent from the date hereof and prior to the applicable date of issuance.

“Parent Subsidiaries” shall have the meaning ascribed to such term in paragraph 2.3 of Annex 6.

“Parent Preferred Stock” shall have the meaning ascribed to it under clause 3.1 of Annex 6 hereto.

“Parent Stock Plans” shall have the meaning ascribed to it under clause 3.1 of Annex 6 hereto.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Parties” means, jointly, the Sellers, the Purchaser and Parent.

“Payment Accounts” means the bank account held by each of the Sellers set forth in Schedule 1.1(ter) or such other accounts as the Sellers may notify to the Purchaser after the date hereof in accordance with Section 9.

“Permitted Charges and Encumbrances” means Charges and Encumbrances included in the Company’s bylaws (estatutos sociales) or any other constitutional document of the Companies (or in the Parent’s constitutional documents, as applicable).

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Personal Data” shall have the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Phantom Share Plan” means the cash incentive plan (plan de participación en el incremento de valor de Social Point, S.L.) approved by the Board of Directors of the Company on February 21, 2012, as amended.

“Phantom Share Plan Adjustments” means any adjustments to the Purchase Price made under Sections 3.4.2 and/or 3.4.3 hereto.

“Plans” shall have the meaning ascribed to it under clause 9.1 of Annex 5.2 hereto.

“Post-Closing Statement” shall have the meaning ascribed to it under Section 3.4.1.

“Pre-Closing Tax Liabilities” means, without duplication, any Damage arising or resulting from (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods (or portions thereof) ending on or prior to the date hereof, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the date hereof, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Applicable Law, (iii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, or (iv) any Inaccuracy to the Purchaser’s

Knowledge (as such knowledge existed at the Closing) of any of the Seller Representations and Warranties set forth in clause 11 of Annex 5.2. For any taxable period which begins on or before and ends after the date hereof, Taxes shall be apportioned for purposes of this definition as follows: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the potion of the taxable period ending on and including the date hereof shall equal the Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the tax period up to and including the date hereof and the denominator of which is the number of calendar days in the entire taxable period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the taxable period ending on and including the date hereof shall be determined using a closing of the books methodology (i.e., as if the taxable period ending on and included the date hereof). For the avoidance of doubt, the Parties acknowledge and agree that any adjustment made by the Purchaser under Section 3.4.1 in relation to Taxes shall not be considered as a Pre-Closing Tax Liability.

“Pro Rata Share” means the percentage applicable to each Seller as set forth on Schedule 3.2, as applicable, and applied as described in this Agreement.

“Properties” means the land and buildings owned, leased, occupied or used by any of the Companies.

“Proprietary Software” shall have the meaning ascribed to it under clause 8.1 of Annex 5.2 hereto.

“Public Deed of Deposit” means the public deed to be granted on the date hereof by the Parties before the Notary in accordance with Section 4.1.2(xi).

“Purchase Price” means the price agreed by the Parties for the sale and purchase of the Shares, as adjusted as contemplated hereunder.

“Purchaser” shall have the meaning set forth in the recitals hereto.

“Purchaser Determination” has the meaning ascribed to such term in Section 3.4.1.

“Purchaser’s Knowledge” shall solely include the information included in the Social Point Documentation and in this Agreement, in each case solely with respect to such matters that are Disclosed therein or herein.

“Reduced Incentive Amount” shall have the meaning ascribed to it under Section 3.4.2.

“Registration Rights Agreement” shall have the meaning ascribed to it under

Section 4.1.2(xiv).

“Rejecting Sellers” shall have the meaning ascribed to such term under Section 3.4.1.

“Released Parties” shall have the meaning ascribed to it under Section 18.3.

“Releasing Parties” shall have the meaning ascribed to it under Section 18.3.

“Representatives” shall mean, jointly, the Founding Sellers Representative, the Idinvest Representative, Nauta Tech Invest III, SCR, S.A., Bilbao Vizcaya Holding, S.A., Greylock Israel Investment Vehicle in Social Point, Ltd. and HCPESP S.à r.l.

“Resigning Director” shall have the meaning ascribed to it under Section 4.1.2(viii).

“Restricted Parties” shall have the meaning ascribed to such term in Section 17.3.

“Restricted Period” shall have the meaning ascribed to it under Section 17.1.

“Retained Amount” means, while the Escrow Agreement is pending to be executed, an amount equal to the Escrow Amount (which amount will be retained by the Purchaser until execution of the Escrow Agreement as more fully set out in Sections 3.3.1(ii) and 3.8).

“Retention Period” means the period starting on the date hereof and ending on the third year anniversary of such date.

“Sarbanes-Oxley Act” shall have the meaning ascribed to such term in paragraph 2.2 of Annex 6.

“Sanctioned Person” means any Person or vessel: (i) designated on the OFAC list of “Specially Designated Nationals and Blocked Persons” or on any list of targeted Persons issued under any Economic Sanctions Law; (ii) which is, or is part of, a government of a Sanctioned Territory; (iii) owned or controlled by, or acting on behalf of, any of the foregoing; (iv) located within or operating from a Sanctioned Territory; or (v) otherwise targeted under any Economic Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning ascribed to such term in paragraph 2.1 of Annex 6.

“Securities Act” shall have the meaning ascribed to under Section 3.3.2.

“Seller Related Party” means, in respect of each Seller, each Affiliate of such Seller and its and such Seller’s respective directors, partners, managers, stockholders, members, equityholders or employees.

“Seller Representations and Warranties” means, jointly, the Sellers’ Fundamental Representations and Warranties and the Operational Representations and Warranties.

“Sellers” means, collectively, the Founding Sellers and the Investor Sellers.

“Sellers’ Fundamental Representations and Warranties” means the representations and warranties that each of the Sellers individually (individualmente) makes and gives for the benefit of the Purchaser in accordance with the provisions of Section 5.1 and Annex 5.1 hereto.

“Shares” means the shares (participaciones sociales) representing 100% of the shares and voting rights in the Company, as more fully described in Whereas II.

“Social Point Documentation” means the documentation, information and other materials contained in the DVD-ROM contemplated in Section 4.1.2(xi) which exclusively includes the information made available to the Buying Parties in the data room managed by Merrill, and which documentation, information and other materials were made available to the Buying Parties on an unrestricted basis prior to 6:00 pm CET on January 27, 2017.

“Spanish Civil Code” means Real Decreto of July 24, 1889.

“Spanish Commercial Code” means Real Decreto of August 22, 1885.

“Spanish Companies Law” means Real Decreto Legislativo 1/2010, of July 2.

“Spanish GAAP” means the generally accepted accounting principles in Spain, as consistently applied by the Company.

“Subsidiaries” means the subsidiaries of the Company identified in Schedule IV.

“Tax Reduction Amount” has the meaning ascribed to such term under Section 3.4.3.

“Tax Reduction Amount Payment Date” has the meaning ascribed to such term under Section 3.4.3.

“Tax Reduction Event” has the meaning ascribed to such term under Section 3.4.3.

“Taxes” means any tax, charge, levy, contribution, fiscal or quasi-fiscal imposition, or any obligation to withhold or prepay tax established by the applicable legislation from time to time in force (including central, autonomous regions or local government legislation), as well as any charge or amount related thereto (including fines, penalties, interest and surcharges).

“Third Party Claim” has the meaning ascribed to such term in Section 8.

“Transaction Expenses” means, without duplication, all liabilities incurred by or on behalf of any of the Companies or the Sellers (and not paid in full prior to the date hereof) whether accrued for or not for fees, expenses, costs or charges payable as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein, including (a) all fees and expenses of investment bankers, attorneys, accountants or other advisors in connection therewith, and (b) all sale, change-of-control, “stay-around,” retention, single-trigger severance or similar bonuses or payments to current or former directors, officers, employees and other service providers of the Company paid or payable as a result of or in connection with the transactions contemplated hereby and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts), but excluding in all cases (x) any payments under the Phantom Share Plan and in connection therewith (such as any Taxes, employment or social security contributions payable in respect of the payments made or to be made in accordance with the Phantom Share Plan) and (y) any amounts included in the calculation of the Net Working Capital Position or as Indebtedness.

“US GAAP” shall have the meaning ascribed to such term in paragraph 2.1 of Annex 6.

“Workers Statute” means Royal Decree-Law 2/2015, dated October 23, approving the amended and restated Workers Statute Law.

1.2                     Interpretation

In this Agreement, unless indicated otherwise:

(i)                                    Any reference to this Agreement must be deemed to be made to this Agreement and to its Schedules, Annexes and Appendixes.

(ii)                                 Any reference to a “Section” or to a “Schedule” or to an “Annex” or to an “Appendix” must be deemed to be made to a section of, or schedule or appendix to, this Agreement.

(iii)                              Wherever the terms “includes”, “included”, “include” and “including” are used, they shall be deemed to be followed by the expression “without limitation”.

(iv)                             Any reference to one gender includes the other, and words in the singular shall include the plural, and vice versa.

(v)                                Any reference to “days” shall be deemed to be made to “calendar days”. Any periods expressed in days shall start to be counted from the day immediately following that on which the counting starts. If the last day of a period is not a Business Day, the period in question shall be deemed to have been automatically extended until the first following Business Day. Periods expressed in months shall be counted from date to date unless in the last month of the period such date does not exist, in which case the period shall end on the following Business Day.

(vi)                             Any reference to “from”, “as from” or “through” a given date shall be understood to include such date.

(vii)                          The headings used in this Agreement are included for reference only and shall not form part of this Agreement for any other purpose or affect the interpretation of any of its Sections.

(viii)                       If an obligation is qualified or formulated by reference to the use of “best efforts” or another similar expression, it refers to the endeavors that a Person with the firm intention to achieve an outcome would use in similar circumstances to ensure the achievement of such outcome as soon as possible, taking into account, among other factors, the ability of an unrelated Person to exert an influence on the performance of the obligation and the degree of risk normally entailed by the achievement of the expected outcome, but excluding consideration of the price, financial interest and other terms of the obligation.

(ix)                             Any reference to “ordinary course of business” shall be interpreted as the normal conduct of the commercial operations of the Companies applied in a uniform and constant manner in recent years.

(x)                                “€”, “EUR” and “Euro” denote the single currency of the Participating Member States, and “$”, “US$”, “USD” and “US Dollars” denote the lawful currency of the United States of America.

(xi)                             In the event that a currency other than USD is utilized (or proposed to be utilized) in connection with this Agreement, for all purposes under this Agreement such currency shall be deemed converted into USD at the spot rate for exchange of such currency into USD quoted in the Wall Street Journal on (a) in the case of EBITDA, FY 2017 Earn-Out Payment, FY

2018 Earn-Out Payment, “N”, “X” or any other calculation pursuant to Annex 3.7, the date hereof, and (b) in all other instances, the applicable date of determination or, in either case, if the Wall Street Journal is not published on such date, in The New York Times, or, if no such spot rate was quoted in either such publication, then the exchange rate will be determined by reference to any reasonable quotation of the rate of exchange as agreed by the Parties.

Notwithstanding the foregoing: (i) all income received in respect of sales made to customers by the Companies and paid for by such customers in USD; and (ii) all expenses of the Companies incurred in USD, shall not require such conversion for purposes of calculating EBITDA and such income and expenses shall for the purposes of determining EBITDA be calculated based on their original USD value (and not converted into Euros).

(xii)                          Terms appearing in Spanish shall have the meanings ascribed to them in Spanish legislation, and in case of contradiction between an English term and a term appearing in Spanish in this Agreement, the meaning of the term appearing in Spanish shall prevail.

(xiii)                       All determinations and calculations required pursuant to Sections 3.4 and Annex 3.7 shall be undertaken in accordance with the Accounting Principles.

(xiv)                      While the Escrow Amount is pending to be executed (i) any references to any amounts being taken out, withheld, set-off or otherwise utilized from the Escrow Amount shall refer to any such amounts being taken out, withheld, set-off or otherwise utilized from the Retained Amount; (ii) any references to the Escrow Amount shall be understood as references to the Retained Amount; and (iii) any Seller portion of the Escrow Amount shall refer to such Seller’s portion of the Retained Amount as set forth in Schedule 3.2.

1.3                     The Parties have participated jointly in the negotiation and drafting of this Agreement and therefore acknowledge and agree that article 1,288 of the Spanish Civil Code and any other contra proferentem principle of interpretation are not applicable to the interpretation of this Agreement.

2.                            PURPOSE OF THIS AGREEMENT

2.1                     Sale and Purchase of the Shares

Subject to the terms and conditions of this Agreement, each Seller hereby sells and transfers to the Purchaser, and the Purchaser hereby purchases and acquires from each Seller (in consideration of the portion of the Purchase Price payable to such Seller in accordance with Section 3.2) such Seller’s Shares, free and clear from any Charges and Encumbrances other than Permitted Charges and Encumbrances.

2.2                    Consummation of the Sale and Purchase of the Shares

The sale and purchase of the Shares is consummated on the date hereof through the execution of this Agreement, the granting of the Deed of Sale and Purchase and the completion of all other closing actions set forth in Section 4.1.2 below (subject to Section 4.2).

3.                            INITIAL PURCHASE PRICE. PAYMENT OF THE PURCHASE PRICE. ADJUSTMENTS TO THE PURCHASE PRICE. EARN-OUT

3.1                    Purchase Price

The aggregate initial purchase price for the Shares is equal to USD 250,000,000 (the “Initial Purchase Price”).

The Initial Purchase Price is composed of a cash payment for an amount of USD 175,000,000 plus the issuance and delivery to the Sellers of 1,480,168 shares of Parent Common Stock and equals, for each Seller, the aggregate amounts of cash and shares of Parent Common Stock set forth opposite each Sellers name on Schedule 3.2. The Initial Purchase Price is paid to the Sellers in the manner set forth in Section 3.3.

3.2                     Allocation of the Initial Purchase Price and any adjustments thereto among the Sellers

The Initial Purchase Price is allocated among the Sellers as set forth in Schedule 3.2.

Any adjustment to the Initial Purchase Price payable to the Sellers pursuant to Section 3.4 shall be allocated to the Sellers in the respective Pro Rata Share and, in the case of the Founding Sellers, any Earn-Out Payment shall be allocated to them in the Founder Proportion.

3.3                    Purchase Price Payment Mechanics

3.3.1          Payment of the Initial Purchase Price

Out of the Initial Purchase Price:

(i)                           the aggregate amount of USD 143,570,500 is paid by the Purchaser to the Sellers on the date hereof and concurrently with the execution of this Agreement in cash by electronic bank transfer of immediately available funds with value date on the date hereof and without deduction for any charge, commission or other item of any nature, directly to the Payment Account of each Seller. Such payment is made to each Seller for the amount set forth opposite its name in the third column of Schedule 3.2;

(ii)                        the Retained Amount is retained by the Purchaser and will be wired (net of any amount taken out, withheld, set-off or otherwise utilized by the Purchaser before such date pursuant to (and in accordance with) this Agreement) to the Escrow Account upon execution of the Escrow Agreement by electronic bank transfer and without deduction for any charge, commission or other item of any nature and, once so wired, shall be kept in escrow by the Escrow Agent under the terms of the Escrow Agreement.

The portion of the Escrow Amount corresponding to each Seller is set out opposite its name in the fifth column of Schedule 3.2 hereto.

The Escrow Agreement shall remain in force until May 1, 2018 or such later date as provided under the Escrow Agreement.

(iii)                     the aggregate amount of USD 6,429,500 is paid by Parent, the Purchaser or any of their respective Affiliates, in the name and on behalf of the Sellers, to the parties set forth in Schedule 3.3.1 for the amount set forth opposite the name of each such party in such Schedule (all such payments, jointly, the “Closing Payments”). The Closing Payments are made on the date hereof and concurrently with the execution of this Agreement in cash by electronic bank transfer of immediately available funds with value date on the date hereof and without deduction for any charge, commission or other item of any nature, directly to the payment account indicated for each party in the third column of Schedule 3.3.1; and

(iv)                    an aggregate of 1,480,168 shares of Parent Common Stock are issued by the Parent to an indirect wholly owned subsidiary of Parent and from such subsidiary transferred in book entry form to the Sellers to an account for each such Seller with the transfer agent of Parent effective on the date hereof. The fourth column of Schedule 3.2 sets forth the number of Parent Common Stock issued to each Seller pursuant to this Section 3.3.1(iv).

Such Parent Shares are (x) issued on the date hereof; (y) without any charge, commission, fee or other item of any nature payable by the Sellers and (z) free from Charges and Encumbrances (other than Permitted Charges and Encumbrances, any transfer restrictions imposed by applicable securities Law, and any other Charges and Encumbrances provided by the terms of this Agreement and the other agreements to be entered into in connection with the consummation of the transactions contemplated hereby, including the restrictions on transferability to the Sellers set forth in Section 3.3.3, to the Investor Sellers set forth in Section 17.1 and to the Founding Sellers set forth in Section 17.2).

3.3.2    Parent Common Stock. Exempt Transaction

Each Seller hereby acknowledges and agrees that the shares of Parent Common Stock delivered to the Sellers pursuant to this Section 3.3 or otherwise pursuant to this Agreement will not be registered at the time of issuance under the Securities Act of 1933, as amended (the “Securities Act”), or any federal, state, domestic, foreign or other securities laws on the grounds that the offer and sale of Parent Common Stock contemplated by this Agreement are exempt from registration under the Securities Act and applicable state securities or blue sky laws, and that Purchaser’s reliance upon such exemptions is predicated upon the Seller Fundamental Representations and Warranties set forth in this Agreement.

Each Seller hereby acknowledges and agrees that the shares of Parent Common Stock received pursuant to this Agreement must be held indefinitely unless such shares are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

The Parties hereby agree that the certificates evidencing the Parent Shares, or the book entry notation for such shares at Parent’s transfer agent, acquired by the Sellers hereunder will bear substantially the following legend (and, in the case of any shares of restricted stock issued to the Founding Sellers pursuant to the terms hereunder, any such additional legend as provided in such Founding Seller’s Employment Agreement) reflecting the applicable restrictions on the transfer of such securities:

“THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

3.3.3    Condition subsequent (condición resolutoria)

Notwithstanding anything to the contrary in this Agreement, the Parties agree that the transfer of ownership over the Shares to the Purchaser hereunder is subject to the non-satisfaction on the terms set forth herein of the following condition subsequent (condición resolutoria) (the “Condition”).

Completion of the transfer of ownership over the Shares shall be rescinded in the event that any of the Sellers notify the Notary by e-mail addressed to the Notary Email Address by 6:00 pm CET on February 10, 2017 that it or he has not received the full portion of the Purchase Price payable to such Seller in accordance with Sections 3.3.1(i) and 3.3.1(iv).

The Condition is agreed for the benefit of the Sellers and, on that basis, the Sellers agree that the Condition shall be waived for all purposes as soon as (x) each of the Sellers has notified the Notary by e-mail addressed to the Notary Email Address (or in any other way acceptable to the Notary) that it or he has received the full portion of the Purchase Price payable to such Seller in accordance with Section 3.3.1; or (y) the Purchaser delivers to the Notary by email to the Notary Email Address copies of (i) e-mail confirmations from the financial institution initiating the wires of the SWIFT numbers for each of the transfers related to the payment of the cash portion of the Purchase Price in accordance with Section 3.3.1(i); and (ii) the irrevocable instruction of Take-Two Holdings III LLC to American Stock Transfer & Trust Company, LLC (the Parent’s transfer agent) to transfer to the Sellers’ account the Parent Common Stock referred to in Section 3.3.1(iv) and a written confirmation from American Stock Transfer & Trust Company, LLC confirming that it will do so in accordance with such instruction letter.

All the e-mails sent by the Sellers to the Notary in connection with the Condition must be sent from the e-mail addresses reflected in Schedule 9.2 and also be required to be sent to the Parent and Purchaser in accordance with Section 9.

Prior to the satisfaction of the Condition, each Seller hereby agrees not to, directly or indirectly, transfer any portion of the Purchase Price received by such Seller and shall not subject the Purchase Price received by such Seller to any Charge and Encumbrance.

Notwithstanding anything to the contrary in this Agreement, (x) in case any of the Sellers has not received the full portion of the Purchase Price payable to such Seller in accordance with Section 3.3.1(i) and 3.3.1(iv) by 6:00 pm CET on February 3, 2017, such Seller will promptly notify the Purchaser via email to the address set forth in Section 9.2 and will use all reasonable efforts to assist the Purchaser so that it can receive the full portion of the Purchase Price payable to it or him as soon as practicable, and any failure to so notify the Purchaser pursuant to this clause (x) shall constitute a waiver by any such Seller of the Condition for all purposes hereunder and (y) in case the Condition is waived by the Sellers, the Purchaser will still use best efforts to ensure that each Seller receives the full portion of the Purchase Price payable to it or him in accordance with Section 3.3.1(i) and 3.3.1 (iv).

Upon satisfaction of the Condition on the terms set forth herein, (x) each Seller shall promptly return to the Purchaser (or its designee) the portion of the Purchase Price received by such Seller from the Purchaser; (y) the Purchaser shall take or cause to be taken all necessary actions in accordance with Applicable Law to return (restitutir) the prestaciones of the Sellers and, in particular, shall promptly return the Shares sold by each Seller hereunder to such Seller.

3.4       Adjustments to the Purchase Price

3.4.1    Adjustment for net working capital, Indebtedness and Transaction Expenses

Within ninety (90) days after the date hereof, the Purchaser will provide to the Representatives a statement (the “Post-Closing Statement”) setting forth a calculation of: (i) the actual Net Working Capital Position, (ii) the Actual Transaction Expenses, and (iii) the Actual Indebtedness (the calculation and determination of the actual Net Working Capital Position, the Actual Transaction Expenses and the Actual Indebtedness, jointly, the “Purchaser Determination”), as of Closing, and the supporting documentation and calculations necessary for the purposes of determining the Purchaser Determination.

The Sellers shall have forty-five (45) days to review the Post-Closing Statement after it (and the necessary supporting documentation and calculations) has been provided by the Purchaser (the “Determination Review Period”).

The Sellers will accept the Purchaser Determination if (i) all Representatives so confirm in writing in accordance with Section 9 below to the Purchaser before the expiration of the Determination Review Period or (ii) after the expiration of the Determination Review Period none of the Representatives has rejected the Purchaser Determination in accordance with Section 9.

If any of the Representatives (the “Rejecting Sellers”) rejects the Purchaser Determination (such rejection to include the grounds for it and a determination of the adjustment that the Rejecting Sellers believe that should be made), the Rejecting Sellers and the Purchaser shall negotiate in good faith during a period of thirty (30) days to try to reach an agreement as to the determination of the adjustment to be made under this Section 3.4.1.

If the Rejecting Sellers and the Purchaser reach an agreement during the period mentioned in the immediately preceding paragraph, the adjustment shall be made in the terms agreed by the Rejecting Sellers and the Purchaser and in accordance with them, and any such agreement shall be binding on all Sellers (including, for the avoidance of doubt, any Seller that was not a Rejecting Seller).

If after the aforementioned negotiation period the Rejecting Sellers and the Purchaser are unable to reach an agreement as to the determination of the Net Working Capital Position and/or the calculation of Actual Transaction Expenses and/or the calculation of the Actual Indebtedness, the determination and calculation of such amounts (and therefore the adjustment to be made hereunder) shall be entrusted by the Sellers and the Purchaser to any of Deloitte, KPMG or PWC (in the interest of the Sellers and the Purchaser) appointed by mutual agreement of the Rejecting Sellers and the Purchaser and, failing such agreement within ten (10) days, by a drawing lot (the entity so determined, the “Determination Expert”). The statutory auditor of any Buying Party and of the

Companies shall be excluded and shall not be selected to act as Determination Expert.

The Determination Expert shall have thirty (30) days from the date of its appointment to issue its report, and shall submit a draft of it to the Sellers and the Purchaser before being issued and shall receive the comments that the Sellers and the Purchaser may deem convenient but, for the avoidance of doubt, the Determination Expert shall not be bound by any of such comments. The Parties shall cooperate in good faith to provide to the Determination Expert any supporting documentation that it requires and, specifically, the Purchaser shall cause the Companies to provide such documentation to the Determination Expert.

The Determination Expert shall determine, based solely on the materials presented to it and upon information received in response to requests for additional or clarifying information and not by independent review, only those issues in dispute specifically identified by the Rejecting Sellers.

The determination of the Net Working Capital Position and the calculation of Actual Transaction Expenses and Actual Indebtedness (in each case, as applicable to the extent such determination or calculation was in dispute) made by the Determination Expert shall (i) not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party, and (ii) be final and binding on the Sellers and the Purchaser.

For the purposes of this Section 3.4.1, (i) there must be no duplication and, therefore, any debt or account payable of any nature already taken into account for the determination of the actual Net Working Capital Position as of the Closing shall not be considered for the determination of the Actual Transaction Expenses and the Actual Indebtedness and vice versa. Any amount finally payable hereunder by the Sellers or the Purchaser shall be referred to as the “Net Adjustment Amount” and such Net Adjustment Amount shall be determined by calculating the sum (positive or negative) of (i) the actual Net Working Capital Position minus the Net Working Capital Target, minus (ii) the Actual Transaction Expenses minus the Estimated Transaction Expenses, minus (iii) the Actual Indebtedness minus the Estimated Indebtedness.

If the Net Adjustment Amount is a positive amount, the Purchaser will pay such positive amount to the Sellers in cash within five (5) Business Days in each Seller Pro Rata Share by electronic bank transfer of immediately available funds with value date on such date and without deduction for any charge, commission or other item of any nature. Any such payment shall be made directly to the Payment Accounts or as otherwise may be notified to the Purchaser pursuant to Section 9.

If the Net Adjustment Amount is a negative amount, the Sellers (in each Seller Pro Rata Share) shall within fifteen (15) Business Days reimburse the Purchaser for such negative amount in cash. For the avoidance of doubt, any reimbursement obligation of the Sellers under this Section 3.4.1 shall be joint (individual y mancomunada). The Purchaser shall, at its sole discretion, be entitled to off-set (compensar) any amounts owed to it hereunder with any adjustment to be made in favor of the Sellers under Section 3.4.2 and 3.4.3, if any. If the amount of such adjustments is not sufficient to fully satisfy the Sellers reimbursement obligation (or there are no adjustments to be made under any of such Sections or the adjustments to be made thereunder are not yet determined by any reason other than a breach of the Parties of their obligations thereunder) then such off-setting may, at the Purchaser’s sole discretion, be made with the Escrow Amount and each of the Representatives shall execute a joint instruction letter (together with the Purchaser) to effect such off-setting.

The fees of the Determination Expert shall be borne by the Rejecting Sellers individually (individualmente) based on the Pro Rata Share inter se if the determination of the Net Adjustment Amount made by the Determination Expert is closer to the Purchaser Determination than it is to the determination made by the Rejecting Sellers. If the determination of the Net Adjustment Amount made by the Determination Expert is closer to the determination or calculation made by the Rejecting Sellers than to the Purchaser Determination, the fees of the Determination Expert shall be borne by the Purchaser.

Any payment made under this Section 3.4.1 shall be considered, to the fullest extent permitted by Law, as an adjustment to the Initial Purchase Price.

3.4.2          Reduction of the cost of the Phantom Share Plan

Schedule 3.4.2 contains, opposite the name of each beneficiary of the Phantom Share Plan (each, a “Beneficiary”), the amount payable to each such Beneficiary assuming that each of such Beneficiaries fully complies with the requirements set forth in the Phantom Share Plan to receive such payment in full.

In the event that a Beneficiary ceases to meet the requirements to receive all or any part of the amount payable to it under the Phantom Share Plan before the date in which such payment becomes due under the Phantom Share Plan (a “Beneficiary Departure”), then the Purchaser shall pay to the Sellers within ten (10) Business Days of such payment becoming due under the Phantom Share Plan the difference between (x) the amount set forth for the relevant Beneficiary in Schedule 3.4.2 and (y) the amount, if any, paid to such Beneficiary under the Phantom Share Plan following the Beneficiary Departure (such difference, the “Reduced Incentive Amount”).

The Purchaser shall notify the Sellers in writing of any Beneficiary Departure no later than five (5) Business Days following the end of each calendar quarter during which a Beneficiary Departure occurs.

The Purchaser shall pay the Reduced Incentive Amount to the Sellers in cash by electronic bank transfer of immediately available funds with value date on such date and without deduction for any charge, commission or other item of any nature. The payment of the Reduced Incentive Amount shall be made directly to the Payment Accounts or as otherwise may be notified to the Purchaser pursuant to Section 9. Such payments shall be allocated to the Sellers for each such Seller’s Pro Rata Share.

Any payment made to the Sellers under this Section 3.4.2 shall be considered, to the fullest extent permitted by Law, as an adjustment to the Initial Purchase Price.

3.4.3           Tax savings of the Phantom Share Plan

In the event that the payments to the Beneficiaries pursuant to the Phantom Share Plan result in a reduction of any actual cash income Tax payment that is paid by any of the Companies (including any tax group of which the Companies is a part after Closing) in respect of the applicable tax year during which such payments to the Beneficiaries took place (“Tax Reduction Event” and the total aggregate amount of all such reductions, the “Tax Reduction Amount”), then the Tax Reduction Amount shall be payable to the Sellers pursuant to the terms and conditions hereof. For the avoidance of doubt, the amount of any Tax Reduction Amount shall be determined in accordance with the following formula:

N = T x (A – B)

Where “N” is the amount of the Tax Reduction Amount, “T” is the income Tax rate applicable to the Companies (or to any Tax group of which the Companies are a part after Closing), “A” is the sum of all income Tax items of the Companies or any Tax group of which the Companies are a part (ignoring any income Tax items relating to the payments to the Beneficiaries), and “B” is the sum of all income Tax items of the Company or any Tax group of which the Companies are a part, including any income Tax items relating to the payments to the Beneficiaries. A Tax Reduction Amount shall only be payable to the Sellers if N is a positive number.

Any Tax Reduction Event shall not be treated as occurring any sooner than the date on which any Tax Return reflecting any reduction in actual cash Tax payment is filed by any of the Companies (or any Tax group of which the Companies is a part), provided that the Purchaser shall cause the Companies to file such Tax Returns within the deadline required by Applicable Law.

Upon any Tax Reduction Event occurring, the Purchaser shall pay the Tax Reduction Amount to the Sellers no less than ten (10) Business Days after the relevant Tax Reduction Event (the “Tax Reduction Amount Payment Date”) in cash by electronic bank transfer of immediately available funds with value date on such date and without deduction for any charge, commission or other item of any nature. The payment of the Tax Reduction Amount shall be made directly to the respective Payment Accounts or as otherwise may be notified to the Purchaser pursuant to Section 9. Such payment shall be allocated to the Sellers on the Pro Rata Share.

The Purchaser shall notify the Sellers on the Tax Reduction Amount Payment Date of the Purchaser’s calculation of the Tax Reduction Amount and provide the Sellers with relevant underlying supporting documentation.

Any payment made under this Section 3.4.3 shall be considered, to the fullest extent permitted by Law, as an adjustment to the Initial Purchase Price.

3.5                    Resolution of disputes regarding any Phantom Share Plan Adjustments

In the event of any dispute regarding the calculation of any Phantom Share Plan Adjustments, the Parties shall jointly appoint an independent accounting firm of international standing to act as an independent expert (the “Accounting Expert”). Where the Parties cannot agree upon the identity of such Accounting Expert, such Accounting Expert shall be appointed by the Dean of the College of Economists of Barcelona at the request of either Party.

Each Party agrees to execute, if requested by the Accounting Expert, a reasonable engagement letter, including as the case may be customary indemnification provisions.

The Accounting Expert shall have as its sole mandate to confirm the calculation of the final amount of any Phantom Share Plan Adjustments that are in dispute (the “Disputed Amounts”) pursuant to the principles set forth in Sections 3.4.2 and 3.4.3 (as applicable) and the generally accepted accounting principles pursuant to which the Financial Statements were prepared, applied on a consistent basis, including the specific principles, policies and practices implemented by the Company and its accountants as of the date of the Financial Statements.

The Accounting Expert’s determination of the amount of each Disputed Amount must fall within the range of the Parties’ respective positions as expressed to the Accounting Expert.

The Accounting Expert shall (i) give the Parties a reasonable opportunity to make written and oral representations to it, (ii) require that the Parties supply each other with a copy of any written submissions to the Accounting Expert at the same time as such submission is made to the Accounting Expert, and (iii) permit each of the Parties to be present while oral submissions are being made by the other.

The Parties shall (and the Purchaser shall cause the Companies to) cooperate with the Accounting Expert and promptly respond to any information requests or other requests by the Accounting Expert. The Parties shall use their reasonable endeavors to cause the Accounting Expert to issue a report setting forth its final calculation of any Disputed Amounts within thirty (30) days from the date of the appointment of the Accounting Expert. The Accounting Expert’s final calculation of the Disputed Amounts shall be final and binding on the Parties. The Accounting Expert’s fees and disbursements shall be borne by the Parties equally (and, as between the Sellers, for each such Seller’s Pro Rata Share in accordance with the percentage set forth on Schedule 3.2 hereto corresponding to each such Seller).

Any adjustment determined by the Accounting Expert shall be paid in cash by wire transfer of immediately available funds to the Payment Accounts (if Sellers are owed payment) or to the account or accounts specified by the Purchaser (if the Purchaser is owed payment) within ten (10) Business Days after the content of the any Disputed Amounts is agreed to by the Parties or any remaining Disputed Amounts are ultimately determined by the Accounting Expert.

The existence of a dispute governed by this Section 3.5 will not delay the making of any payment otherwise required to be made pursuant to Sections 3.4.2 and/or 3.4.3 not subject to dispute among the Parties.

3.6                     Undertakings of the Purchaser in respect of Section 3.4 and Annex 3.7

The Purchaser agrees to:

(a)                       cause the Companies to share with the Sellers all relevant documentation reasonably requested by the Sellers in connection any adjustment to be made pursuant to Section 3.4 (and with the Founding Sellers in connection with the adjustment to be made pursuant to Annex 3.7) and, in each case, the calculations thereof;

(b)                     cause the Companies to make reasonably available, during normal business hours and without any material disruption to the business of the Companies, to the Sellers the employees, auditors and advisors of the Companies whose assistance is reasonably requested by the Sellers for evaluating any such adjustments and the calculation thereof; and,

(c)                      cause the Companies to refrain from taking any action expressly intended to reduce the amounts potentially payable to the Sellers under Section 3.4 or Annex 3.7. In particular, without limiting the generality of the foregoing, the Purchaser undertakes until the expiry of the FY 2018 not to transfer to any Person any of the games and/or projects currently being developed by the Companies as of the date hereof.

3.7                     Earn-Out Payment

The Parties hereby agree to be bound by the obligations set forth in Annex 3.7 hereto.

3.8                     Escrow Agreement

The Parties hereby agree to cooperate expeditiously with the Escrow Agent and to provide to the Escrow Agent any information and documentation requested by the Escrow Agent for the purposes of setting up the Escrow Account as soon as possible and, in any event, by no later than March 1, 2017 (or such later date as the Parties mutually agree).

4.                            PRE-CLOSING AND CLOSING ACTIONS

4.1                    Pre-Closing and Closing Actions

4.1.1          Prior to execution of this Agreement, as specified below:

(i)                                    The Sellers have held, on January 30, 2017, a general shareholders’ meeting where they have, inter alia, approved (x) a return of share premium (prima de emisión) for an amount of €10,684,054.82 and (y) the distribution of a dividend charged against voluntary reserves for an amount of €18,213,132.97, having been both items under (x) and (y) paid immediately in cash by the Company to the Sellers; and

(ii)                                 The Company has provided the Purchaser with a written statement (the “Estimated Closing Statement”), duly executed by the chief financial officer of the Company and dated and delivered to Purchaser not less than one (1) Business Day prior to the date hereof, together with reasonably detailed supporting documentation and calculations, which Estimated Closing Statement included a good faith estimate by the Company of each of the following with respect to the Companies (on a consolidated basis): (i) the Net Working Capital Position (after giving effect to the payment of the dividend pursuant to Section 4.1.1(i), if applicable) (“Estimated Net Working Capital”), (ii) the aggregate amount of all Indebtedness of the Companies as of the Closing (“Estimated Indebtedness”) and (iii) the aggregate amount of all Transaction Expenses of the Companies as of the Closing (“Estimated Transaction Expenses”).

4.1.2           On the date hereof, concurrently with the execution of this Agreement:

(i)                                    The secretary to the Board of Directors of the Company shall deliver to the Notary, for its inclusion in the Deed of Sale and Purchase, a certificate stating that (x) all of the statutory or bylaw provisions have been complied with in order to permit the sale of the Shares to the Purchaser in accordance with the terms of this Agreement and (y) according to the content of the register book of shareholders (libro registro de socios) of the Company, as of the date hereof there are no Charges and Encumbrances registered in such book in connection with the Shares;

(ii)                                 The Parties shall notarize (elevar a público) this Agreement through the granting of the Deed of Sale and Purchase before the Notary;

(iii)                              The Purchaser shall pay the Initial Purchase Price in accordance with the provisions of Sections 3.2 and 3.3 above and, in particular, in respect of the Parent Shares to be issued to the Sellers on the date hereof, the Purchaser and the Parent shall instruct its transfer agent to deliver to a wholly owned subsidiary of Purchaser the Parent Shares, in book entry form, and cause such subsidiary to instruct the Parent’s transfer agent to deliver to each Seller the Parent Shares to which such Seller is entitled to in accordance with Schedule 3.2, in book entry form, in each case, free from Charges and Encumbrances (other than Permitted Charges and Encumbrances and any transfer restrictions imposed by applicable securities Laws or such other restrictions, Charges and Encumbrances as provided herein or in any agreement entered into in connection with the transactions contemplated by this Agreement), which such transfer of Parent Shares to the Sellers shall be effective at the time of the execution of this Agreement;

(iv)                             The Sellers shall deliver to the Notary the Ownership Titles and the Notary shall record the sale and purchase of the Shares in such Ownership Titles;

(v)                                The Sellers shall deliver to the Purchaser an agreement evidencing the release by Code Advisors LLC of all obligations of the Companies for payment of fees or expenses under that certain Engagement Letter of the Company with Code Advisors, in form reasonably satisfactory to the Purchaser;

(vi)                             The non-resident Sellers shall deliver to the Notary duly completed forms D-1B in order to notify to the Spanish General Directorate for Trade and Investment the foreign divestments effected pursuant to this Agreement and the Spanish resident Sellers shall deliver duly completed forms D-6 in order to notify to the Spanish General Directorate for Trade and Investment the investment made in the Parent by such Spanish resident Sellers pursuant to this Agreement;

(vii)                          The Sellers and the Company shall terminate (i) the Existing Shareholders’ Agreement and (ii) each other agreement between one or more of the Companies, on the one hand, and any Seller or its Affiliates, on the other hand, such termination to be effective as of the date hereof and with no further liability to any of the Companies through the execution of a termination agreement substantially in the form of Schedule 4.1.2(vii);

(viii)                       The Sellers who have the right to appoint the directors of the Companies shall deliver to the Purchaser letters of resignation duly executed by each of the Persons identified in Schedule 4.1.2(viii) (each, a “Resigning Director”), pursuant to which such Resigning Directors resign from their position as director of the Companies;

(ix)                             The Purchaser shall acknowledge the resignation of the Resigning Directors and shall cause the Companies to pass the relevant resolutions necessary in order to (i) accept such resignations approving its management (to the extent that such approval is required by Law); (ii) approve the appointment of the replacement representatives to fill each of the positions on the Companies’ management bodies vacated by the Resigning Directors; and (iii) release the Resigning Directors from any liability regarding his, her or its discharge as director of the Companies until (and including) the date hereof, waiving any right to make or direct any future claim against the Resigning Directors, directly or indirectly, for any act or omission committed during the performance of their offices;

(x)                                The Purchaser shall cause the Company to register the sale and purchase of the Shares on the register book of shareholders (libro registro de socios) of the Company;

(xi)                             The Parties shall deposit two (2) originals of the DVD-ROM containing copies of the Social Point Documentation, and execute in the presence of the Notary a public deed of deposit substantially in the form of Schedule 4.1.2(xi) (the “Public Deed of Deposit”);

(xii)                          [Reserved]

(xiii)                       Each of the Founding Sellers, on one side, and the Company, on the other side, shall execute new employment agreements in the form of Schedule 4.1.2(xiii) (the “Employment Agreements”);

(xiv)                      The Sellers and the Parent shall execute a registration rights agreement in the form of Schedule 4.1.2(xiv) (the “Registration Rights Agreement”); and

(xv)                         Each Party shall carry out any other action and execute any other document required to be performed or executed by such Party on the date hereof in accordance with the terms of this Agreement.

4.2                     The Parties acknowledge and agree that it is of the essence for the sale and purchase of the Shares to be completed that all the actions to be carried out on the date hereof pursuant to Section 4.1.2 are effectively completed on the date hereof simultaneously (en unidad de acto).

In the event that any of such closing actions within the control of a Party is not performed by such Party, the Purchaser (if the breaching Party is any of the Sellers or, prior to such time as the Purchaser has acquired the Shares, the Company) or the Sellers (if the breaching party is the Purchaser or the Parent or any other Seller or, after such time as the Purchaser has acquired the Shares, the Company) shall have the right to terminate this Agreement in accordance with article 1,124 of the Spanish Civil Code or seek to enforce the terms and conditions of this Agreement and, in either case, (x) prior to departing the offices of the Notary, the Parties shall undo or unwind all closing actions that had been performed and (y) the non-breaching Party (or the non-breaching Parties, as applicable) shall have the right to pursue damages for such breach.

For the avoidance of doubt, in case of breach by any of the Sellers of any of the closing actions under its control set forth in Section 4.1.2 (x) all other Parties (including the non-defaulting Sellers) shall have the right to pursue damages and (y) only the Sellers in breach of such closing actions shall be liable hereunder.

5.                            SELLERS’ REPRESENTATIONS AND WARRANTIES

5.1                     Subject to the limitations set forth in this Section 5 and in Section 7, each of the Sellers individually (individualmente) makes the representations and gives the warranties set forth in Annex 5.1 solely for the benefit of the Purchaser, in respect of itself, himself or herself and the Shares sold by such Seller hereunder and as of the date hereof (the “Sellers’ Fundamental Representations and Warranties”). Each of the Sellers (x) warrants and represents to the Purchaser that the Sellers’ Fundamental Representations and Warranties are true, accurate and not misleading as of the date of this Agreement; and (y) acknowledges that the Purchaser has entered into this Agreement in reliance upon the Sellers’ Fundamental Representations and Warranties.

The Purchaser acknowledges and agrees that the Sellers’ Fundamental Representations and Warranties are the sole and exclusive representations and warranties made by the Sellers (other than in respect of the Founding Sellers under Section 5.2). The Sellers (other than the Founding Sellers under Section 5.2) hereby disclaim any other express or implied representations or warranties of the Sellers but, for the avoidance of doubt, acknowledge and agree this provision shall have no effect on the representations and warranties made by the Founding Sellers under Section 5.2 and Annex 5.2 or on the Sellers’ liability for any Inaccuracy of such representations and warranties pursuant to the terms of this Agreement.

5.2                     Subject to the limitations set forth in this Section 5 and in Section 7, each of the Founding Sellers individually (individualmente) makes the representations and gives the warranties set forth in Annex 5.2 solely for the benefit of the Purchaser and as of the date hereof (the “Operational Representations and Warranties”).

Each of the Founding Sellers (x) warrants and represents to the Purchaser that the Operational Representations and Warranties are true, accurate and not misleading as of the date of this Agreement; and (y) acknowledges that the Purchaser has entered into this Agreement in reliance upon the Operational Representations and Warranties.

The Sellers’ Fundamental Representations and Warranties and the Operational Representations and Warranties shall be jointly referred to as the “Seller Representations and Warranties”.

5.3                     The Purchaser acknowledges and agrees that (x) each Seller Representation and Warranty is a separate and independent warranty which is not extended by reference to any other Seller Representation and Warranty; (y) the only warranties that the Sellers are making and in respect of which the Sellers shall be subject to liability pursuant to the terms and subject to the conditions hereof are the Sellers’ Fundamental Representations and Warranties (in the case of each of the Sellers) and the Operational Representations and Warranties (in the case of all the Sellers) and (z) it is not relying or has it relied on any express or implied representations and warranties except the Seller Representations and Warranties.

5.4                     Each of the Seller Representations and Warranties is qualified, but not supplemented as additional representations or warranties, by those facts, circumstances or omissions which constitute Purchaser’s Knowledge, other than the Seller Representations and Warranties set forth in clause 12 of Annex 5.2. As such, in no event shall any facts, circumstances or omissions forming part of Purchaser’s Knowledge constitute an Inaccuracy and the Sellers shall by no means be liable for any Inaccuracy which is based on any fact or circumstance comprised within the Purchaser’s Knowledge, in each case other than in respect of any Pre-Closing Tax Liabilities or the Seller Representations and Warranties set forth in clause 12 of Annex 5.2.

6.                            BUYING PARTIES REPRESENTATIONS AND WARRANTIES. BUYING PARTIES’ LIABILITY REGIME

The Buying Parties, jointly and severally (solidariamente), make the representations and give the warranties set forth in Annex 6 solely for the benefit of the Sellers and as of the date hereof (the “Buying Parties Representations and Warranties”). Each of the Buying Parties (x) warrants and represents to the Sellers that the Buying Parties Representations and Warranties are true, accurate and not misleading as of the date of this Agreement; and (y) acknowledges that the Sellers have entered into this Agreement in reliance upon the Buying Parties Representations and Warranties.

The Purchaser shall indemnify the Sellers for any Damages that the Sellers incur arising from any of the Buying Parties Representations and Warranties being untrue or being breached in any respect and, for this specific purpose, the definition of “Damages” shall include any damages caused to the Sellers as a result of such untruth or breach.

With respect to any indemnification claim by the Sellers under this Section 6, the provisions of Section 8 shall apply mutatis mutandis.

7.                            SELLERS’ LIABILITY REGIME

7.1                     The Buying Parties together with their respective subsidiaries (collectively, the “Purchaser Group”) shall be held harmless and indemnified by the Sellers, in accordance with and subject to the provisions and limitations of Section 5 and of this Section 7, for any Damage which they may incur or suffer as a result of (i) any Inaccuracy, (ii) any Pre-Closing Tax Liabilities, (iii) any breach of any obligation or covenant of a Seller hereunder or (iv) the engagement by the Company of Code Advisors LLC in connection with the transactions contemplated by this Agreement, including any Damage arising or resulting from, under or related to that certain engagement letter, dated April 26, 2016, by and between the Company and Code Advisors LLC. In connection with Section 7.1(iv), any Damages incurred or suffered as a result thereof shall be paid by the Sellers individually (individual y mancomunadamente) in each Seller Pro Rata Share.

Any Damage arising out of Section 7.1(iv) shall be paid in cash by such Sellers (or, while the Escrow Agreement remains in force, solely at the discretion of the Purchaser, out of the pro rata portion of the Escrow Amount attributable to such Sellers).

7.2                     In the event of any Pre-Closing Tax Liabilities any Damages arising out of such Pre-Closing Tax Liabilities shall be paid by the Sellers individually (individual y mancomunadamente) in each Seller Pro Rata Share in cash. Such payment shall first be made by each relevant Seller in cash in such Seller’s Pro Rata Share up to an aggregate amount across all Sellers of USD 5.5 million and if such amount is not sufficient to fully satisfy the amount of the Damage, the difference between the amount of such Damage and the pro rata portion of the USD 5.5 million amount attributable to the relevant Seller shall be paid, while the Escrow Agreement remains in force, out of such Seller’s pro rata portion of the Escrow Amount attributable to such Seller, provided that the direct payment up to an aggregate amount of USD 5.5 million plus the Escrow Amount shall be the sole remedy available to the Purchaser in respect of any Damages arising out of any Pre-Closing Tax Liabilities.

7.3                     In the event of Inaccuracy of any of the Sellers’ Fundamental Representations and Warranties, or a breach by any Seller of any covenant or undertaking assumed by such Seller hereunder (x) any Damages arising out of such Inaccuracy or breach shall be paid only by the Seller in breach of such Sellers’ Fundamental

Representations and Warranties, covenant or undertaking (as applicable) and (y) the aggregate maximum liability of such Seller shall be equal to the portion of the Purchase Price received by said Seller from the Purchaser hereunder (as adjusted pursuant to Sections 3.4 and/or 7.10).

Any Damage arising out of the Inaccuracy of the Sellers’ Fundamental Representations and Warranties or of a breach of a covenant or undertaking shall be paid in cash by such Seller (or, while the Escrow Agreement remains in force, solely at the discretion of the Purchaser, out of the pro rata portion of the Escrow Amount attributable to such Seller).

7.4                     In the event of Inaccuracy of any of the Operational Representations and Warranties (other than as described in Section 7.2) (x) any Damages arising out of such Inaccuracy shall be paid by the Sellers individually (individual y mancomunadamente) in each Seller Pro Rata Share.

Any Damage arising out of the Inaccuracy of the Operational Representations and Warranties (other than as described in Section 7.2) shall be paid in cash out of the Escrow Amount and the Escrow Amount shall be the sole remedy for such Damages.

7.5                     Notwithstanding anything herein to the contrary, no Seller shall be liable or responsible, directly or indirectly, for any Damage incurred by the Purchaser as a result of (i) any breach by any other Seller of the Sellers’ Fundamental Representations and Warranties; or (ii) any breach by any other Seller of any covenant or undertaking in this Agreement.

7.6                     All Seller Representations and Warranties shall survive until the date that is the fifteen (15) month anniversary of the date hereof, except for (x) the Operational Representations and Warranties set forth in clause 11 of Annex 5.2 and (y) Pre-Closing Tax Liabilities, which shall survive until the date that is the two (2) year anniversary of the date hereof.

7.7                     The Sellers shall not be liable to the Purchaser pursuant to Section 7.1 and 7.3 (excluding (a) as a result of any Inaccuracy in any (i) Seller Fundamental Representation and Warranty or (ii) Operational Representation and Warranty set forth in clause 11 of Annex 5.2, (b) as a result of any breach by any Seller of any covenant or undertaking assumed by such Seller hereunder or (c) pursuant to Section 7.1(iv)) (x) unless any amount payable to the Purchaser under such Sections exceeds USD 5,000 (the “De Minimis Amount”) and (y) then solely to the extent the aggregate amount payable to the Purchaser thereto exceeds USD 2,500,000 (the “Deductible”). In the event such amount payable to the Purchaser exceeds the Deductible, the Sellers shall be liable to the Purchaser only for the excess of such Damages over the Deductible.

Notwithstanding anything herein (including on Annex 1.1) to the contrary, for purposes of this Section 7, in determining the amount of any Damage all qualifications in any Seller Representations and Warranties referencing the terms “material,” “materiality,” “material adverse effect” or other terms of similar import or effect shall be disregarded (but such qualifications shall be considered to determine if any Inaccuracy has occurred).

7.8                     Neither the Sellers nor the Purchaser shall be entitled to claim indemnification more than once for the same Damage.

7.9                     The Parties acknowledge and agree that the indemnification provisions of this Section 7 are the sole and exclusive remedies of the Purchaser with respect to any claims arising under this Agreement.

The Parties expressly exclude the application of the Spanish statutory seller’s liabilities (including those contained in Title II, Chapter VI, Section 3 of the Spanish Civil Code and related Spanish Commercial Code and other related articles) in connection with the Shares, the Companies and their business, activities, assets and liabilities, including, in particular, any rights and remedies available to a purchaser in the event of eviction (evicción) and hidden defects (vicios ocultos) under any applicable Law.

The Parties recognize that the only remedy against the Sellers for any Inaccuracy of a Seller Representation or Warranty shall be pecuniary compensation for the Damages suffered by the Purchaser and no other compensation will be available nor any right of termination or rescission.

7.10              Any indemnification paid to the Purchaser under this Section 7 shall be considered, to the fullest extent permitted by Law, as an adjustment to the Initial Purchase Price.

8.                            CLAIM PROCEDURE

If the Purchaser or the Companies become aware of a fact, matter, event or circumstance which may give rise to a claim for indemnification pursuant to Section 7 or if a third party claim is made against the Purchaser or the Companies which may lead to a claim for indemnification pursuant to Section 7 (a “Third Party Claim”), the Purchaser will promptly notify the Representatives through written notices delivered pursuant to Section 9.2 (a “Notice of Inaccuracy”). Each Notice of Inaccuracy will include, to the extent available to the Purchaser and the Companies (i) a description of the circumstances giving rise to such claim for indemnification pursuant to Section 7, and (ii) a description and calculation of the Damages, only if it is reasonably possible to make such calculation.

8.1                     Procedure in absence of a Third Party Claim

(a)                       Each of the Sellers (acting through the corresponding Representative) may accept or reject the claim of the Purchaser reflected in the Notice of Inaccuracy within the fifteen (15) days following receipt thereof. If any Sellers (acting through the corresponding Representative) do not accept in writing the claim within the indicated period, it shall be deemed that they reject the corresponding claim. Upon acceptance of any such claim, the accepting Sellers shall pay any and all amounts due in respect thereof pursuant to Section 7 in cash to the applicable members of the Purchaser Group in the applicable amounts, in each case promptly and in any event within ten (10) days following such acceptance.

(b)                       If any Sellers (acting through the corresponding Representative) reject the claim (or are deemed to reject the claim), they will negotiate with the Purchaser, in good faith, during a period of fifteen (15) days, or such shorter period as necessary in the Purchaser’s reasonable judgment to ensure the Purchaser and any other applicable member of the Purchaser Group is not disadvantaged under Applicable Law in its pursuit of its claim, following the date of receipt of the Notice of Inaccuracy, and will try to reach an agreement as to whether or not the Sellers should pay such Damages for the reasons set out in the Notice of Inaccuracy and the amount of such Damages.

(c)                        If such Sellers (acting through the corresponding Representative) and the Purchaser are unable to reach an agreement within the term set out in paragraph (b) above, the Purchaser and each other member of the Purchaser Group shall be permitted to pursue all available remedies under this Agreement to resolve the indemnification claim.

(d)                       Each Seller will pay an indemnification under this Section 8.1 if: (i) such Seller accepts the claim of the Purchaser within the term set out in paragraph (a) or (ii) such Seller and the Purchaser reach an agreement pursuant to paragraph (b), in which case such Seller will pay the amount agreed within ten (10) days from the date of such settlement; and (iii) in any other case, promptly but only to the extent there is a final arbitration award (laudo arbitral firme) or settlement (acuerdo transaccional) confirming the right of the Purchaser to be indemnified under this Agreement for the reasons set out in the relevant Notice of Inaccuracy, in which case such Seller will pay the Damages indicated in the final arbitration award (laudo arbitral firme) or settlement (acuerdo transaccional) and in accordance with it, but subject in any case to the limitations contemplated in this Agreement.

(e)                        Nothing in this Section 8.1 shall be deemed to require the Sellers to act jointly (mancomunadamente) so that, for example, if one of the Sellers accepts the Notice of Inaccuracy within the term set out in paragraph (a), such Seller will pay the indemnification calculated in accordance with Section 7 to the Purchaser or the applicable member of the Purchaser Group in the timeframe provided in this Section 8.1, and the remaining provisions of this Section 8.1 shall apply to the remaining Sellers.

8.2                    Procedure in case of a Third Party Claim

(a)                       In the event there is a Third Party Claim which may result in the obligation of the Sellers to pay an indemnification pursuant to Section 7, the Purchaser shall give notice of the Third Party Claim to the Sellers within a period of five (5) days from the date on which the Purchaser or the Companies become aware of it.

(b)                       The Sellers (acting through the corresponding Representative) shall have a period of ten (10) days, or such shorter period as necessary in the Purchaser’s reasonable judgment to ensure the Purchaser is not disadvantaged under Applicable Law in its pursuit of any Third Party Claim, from receipt of the notice referred to in the previous paragraph (or any lesser period reasonably required by the Third Party Claim) to notify the Purchaser whether (i) they accept the Third Party Claim, or (ii) reject it. A lack of response from the Sellers within the said period shall be deemed rejection by the Sellers of their liability in connection with the Third Party Claim.

(c)                        If the Sellers (acting through the corresponding Representative) accept the Third Party Claim in accordance with the foregoing paragraph, the Sellers shall pay the Damages deriving from the Third Party Claim in accordance with the rules established in the foregoing Section 7 within ten (10) days following the date on which the term set out in the preceding paragraph expires.

(d)                       If any Sellers (acting through the corresponding Representative) reject (or are deemed to reject) the Third Party Claim, such Sellers shall have the right (bearing on a Pro Rata Share among such Sellers all of the costs and expenses incurred) (acting through the corresponding Representative) to conduct the defense of such Third Party Claim (other than in respect of any Third Party Claim (i) where such action is brought by any Governmental Authority, (ii) involving any request for equitable relief that may be binding on Parent, Purchaser, any of the Companies or any of their respective Affiliates, (iii) that would or could reasonably be expected to result in a material adverse effect on the business, operations, results of operations or reputation (professional or otherwise) of Purchaser, the Company and its Subsidiaries (taken as a whole) or Parent or any of their respective Affiliates, including any material relationships with material customers or suppliers), or (iv) if the remaining amount in the Escrow Account (less any amounts represented by outstanding claims) is less than fifty percent (50%) of the alleged Damages relating to such Third Party Claim, if and only if all the Sellers that may be liable in connection with the Third Party Claim under this Agreement (1) retain counsel reasonably acceptable to the Purchaser and permit the Purchaser to participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that the Purchaser reasonably believes that such matter shall materially affect its ongoing business, and (2) agree to jointly conduct such defense in a reasonable manner; and in such case it will be specifically deemed that the Sellers agree (and each such Seller hereby does agree) to promptly indemnify the Purchaser pursuant to Section 8.2(e) below. If not all the Sellers that may be liable in connection with the Third Party Claim agree to conduct the defense pursuant to and in accordance with the terms of this Section 8.2(d), then the Companies and/or the Purchaser shall conduct the defense of such Third Party Claim in their sole discretion, provided, however, that (x) the Companies and the Purchaser (as appropriate in each case) shall only be entitled to reach a settlement agreement (acuerdo transaccional) in respect of the Third Party Claim with the prior written consent of the Sellers, not to be unreasonably withheld, and (y) the Sellers (as appropriate in each case) shall only be entitled to reach a settlement agreement (acuerdo transaccional) in respect of the Third Party Claim with the prior written consent of the Purchaser, not to be unreasonably withheld.

In case the defense against the Third Party Claim is conducted by the Companies and/or the Purchaser, the Sellers will be given access to all the documents received or delivered by the Companies and/or the Purchaser and reasonably requested by the Sellers in connection with such Third Party Claim.

If the defense against the Third Party Claim is conducted by the Sellers the Purchaser will be given access to all the documents received or delivered by the Sellers and reasonably requested by the Purchaser in connection with such Third Party Claim.

(e)                        If the Third Party Claim to which any of the Sellers object in accordance with the provisions of this Section 8.2 is eventually resolved (i) by a final judicial judgment (sentencia judicial firme) or a final arbitration award (laudo arbitral firme) in favor of the third party claimant, or (ii) by a binding settlement (acuerdo transaccional) as a result of which the third party claimant is paid any amount, such objecting Sellers shall promptly pay the Damages deriving from the Third Party Claim in cash after applying the rules set forth in the foregoing Section 7. The payment will be made within ten (10) days of the date of said judgment, award or settlement.

If and to the extent the Sellers’ control the defense of any Third Party Claim, and such Third Party Claim is dismissed and the third party claimant is ordered to pay to the Companies and/to the Purchaser fees or costs of any nature in respect of such proceedings, such amounts, if delivered, shall be immediately reimbursed to the Sellers in the Pro Rata Share.

(f)                         Nothing in this Section 8.2 shall be deemed to require the Sellers to act jointly (mancomunadamente) in accepting or rejecting any Third Party Claim (but may otherwise require the Sellers to act jointly (mancomunadamente) in accordance with its terms) so that, for example, if one of the Sellers accepts the Third Party Claim within the term set out in paragraph (b), such Seller will pay Damages calculated in accordance with Section 7 to the Purchaser within ten (10) days following the date on which the term set out in paragraph (b) expires and the remaining provisions of this Section 8.2 shall apply to the remaining Sellers.

8.3                    Effect of Seller Acceptance; Effected Sellers

For the avoidance of doubt, notwithstanding anything herein to the contrary, the acceptance (or payment) by any or some portion of the Sellers of any claim by Purchaser or any member of the Purchaser Group for indemnification or repayment of any Damages pursuant to Section 7 shall not relieve, reduce or otherwise affect the obligations (for payment or otherwise) or liability of any other Sellers pursuant to Sections 7 and 8 hereof (or otherwise under this Agreement) in respect of such claim, Damages or the underlying facts and circumstances giving rise thereto, and the remaining provisions of Section 8.1 and Section 8.2 shall apply to those other Sellers.

For the avoidance of doubt, notwithstanding anything herein to the contrary, the rights and obligations of the Sellers pursuant to this Section 8 in respect of any claim (including any Third Party Claim), shall exclusively refer, in each place, solely to those Sellers who may be liable for Damages pursuant to such claim (including any Third Party Claim), subject in all situations to such references (i) including any Seller who becomes potentially liable for such Damages and (ii) excluding any Seller upon such Seller either (x) accepting such claim and making payment in full to the Purchaser or such other members of the Purchaser Group, as applicable, as required by Section 7 and 8 of this Agreement, or (y) ceasing to be potentially liable for such Damages (provided that such Seller may become a “Seller” for purposes of this Section 8 in respect of such a claim (including any Third Party Claim) pursuant to subclause (x) above).

9.                            NOTICES

9.1                    All communications between the Parties relating to this Agreement must be in writing and in the English language and must be delivered as provided in Section 9.2.

9.2                     All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) at the election of the Party making the communication (i) by hand delivery, (ii) by prepaid overnight courier (providing written proof of delivery), (iii) by confirmed email transmission (if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient) or (iv) on the third day after the date mailed by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

(a) if to the Purchaser or Parent:

c/o Take-Two Interactive Software, Inc.
622 Broadway

New York, NY 10012
Attention:	Daniel Emerson
E-mail:	dan.emerson@take2games.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Adam M. Turteltaub
Email:	aturteltaub@willkie.com

And

Baker & McKenzie Madrid, SLP
Paseo de la Castellana, 92
Madrid 28046
Attention:	Enrique Valera
Email:	enrique.valera@bakermckenzie.com

(b)                       if to any of the Sellers, at the address set forth opposite such Seller’s name on Schedule 9.2 hereto, with a copy (which shall not constitute notice) to;

J&A Garrigues, SLP
Avenida Diagonal, 654
08034 Barcelona
Attention: Alex Pujol Pamies
Email: alex.pujol@garrigues.com

provided that notice of any change to the address or any of the other details specified in or pursuant to this Section 9 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.

10.                     D&O INSURANCE

Prior to the Closing the Company shall have purchased (and paid for in full) for any Person who is on the date hereof an officer or director of the Company or any of its Subsidiaries or any former officers or directors of the Company or any of its Subsidiaries who are currently covered by the Companies’ existing directors’ and officers’ liability insurance (each such Person, a “D&O Beneficiary”) a five (5) year “tail” officers’ and directors’ liability insurance coverage, on terms substantially comparable in all material respects to the existing directors’ and officers’ liability insurance policy covering such Persons immediately prior to the

Closing with respect to Damages in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such D&O Beneficiary is or was a director or officer of any of the Companies at any time prior to the Closing, solely to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing. The provisions of this Section 10 are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and such Person’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any member of the Companies, contract or otherwise.

The Parties acknowledge and agree that any premium and insurance brokerage fee payable by the Company for contracting the liability insurance policy contemplated in this Section 10 shall not be considered as a Transaction Expense.

11.                     CONFIDENTIALITY

11.1              All information (i) regarding the Parties which is or has been provided by one Party to the other Parties, whether in writing, verbally or by any other means, and whether before or after signature of this Agreement, and (ii) regarding the Companies (including their operations, results of operations and prospects) must be maintained in confidence (x) in the case of clause (i) above, by such other Parties, and (y) in the case of clause (ii) above, by the Sellers, except in the following cases:

(a)                       when disclosure of the confidential information is required from a Party, its parent company or any entity in the Party’s Group by Law or by requirement or recommendation of a Governmental Authority, provided that it previously informs the other Parties and takes all reasonable action, at the expense of such other Parties, to keep such confidential information confidential and subject to a protective order or similar protection;

(b)                       solely in the case of clause (i) above, when the confidential information is disclosed to directors, partners, managers, stockholders, members, employees, consultants or advisers, amongst others, of a Party, of its parent company or of the Party’s Group, provided such directors, partners, managers, stockholders, members, employees, consultants or advisers covenant to keep the relevant information confidential;

(c)                        solely in the case of clause (i) above, when the confidential information is disclosed to directors, executives, employees, advisers or auditors of third parties in relation to transactions and operations of a corporate nature or in capital markets including the Party, its parent company or any entity in the

Group to which it belongs, provided that in any event the recipient of the information assumes an equivalent obligation of confidentiality; or

(d)                       when the disclosure of the information is necessary for a Party to be able to enforce the rights to which it is hereby entitled.

For the avoidance of doubt, nothing in this Section 11 is intended to limit or restrict the disclosure of information (including information regarding the Companies) that any Investor Seller is required to make to its shareholders, investors and limited partners by operation of Law or as a result of any limited partnership agreement, management agreement or any other similar agreement to which the Investor Seller or any Affiliate of such Investor Seller is a party.

11.2              Any communication addressed to third parties relating to this Agreement (or to the transactions covered herein) which is not based on a demand or request for information from a Governmental Authority (or is otherwise permitted in accordance with Section 11.1) shall require the mutual written consent of the Parties.

12.                     DEFAULT INTEREST

12.1              If any of the amounts provided for in this Agreement is not paid on its due date, interest shall automatically accrue thereon from such payment due date through the date on which the payment is actually made, with no prior demand or notice being necessary. The applicable annual interest rate in such case shall be equal to four percent (4%).

12.2              Any default interest so accrued shall be considered due and payable within five (5) Business Days of accrual, shall be compounded monthly and shall bear default interest as soon as it is compounded.

12.3              Such default interest shall be paid at the time of payment, in whole or in part, of the outstanding principal and with preference over the latter. However, if the principal is paid before the accrued interest is settled, the obligation to pay the accrued default interest shall remain in force.

13.                     APPOINTMENT OF THE IDINVEST PARTIES REPRESENTATIVE

13.1              Each of the Idinvest Parties hereby unconditionally appoints Idinvest Partners, société anonyme as its representative (the “Idinvest Representative”) and

(a)                       hereby authorizes and empowers the Idinvest Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Idinvest Parties as each such Idinvest Party could do for itself under this Agreement;

(b)                       authorizes and empowers the Idinvest Representative to receive all demands, notices or other communications directed to such Idinvest Party under this Agreement; and,

(c)                        authorizes and empowers the Idinvest Representative to:

(i)                           take any action (or to determine to refrain from taking any action) with respect thereto as the Idinvest Representative may deem in its absolute discretion appropriate and necessary to effect the transactions contemplated by this Agreement (and without being required to seek any instructions, consent or approval of any of the Idinvest Parties), as effectively as if such Idinvest Party could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on all the Idinvest Parties;

(ii)                        execute and deliver all instruments and documents of every kind incidental to the foregoing with the same effect as if such Idinvest Party had executed and delivered such instruments and documents personally; and

(iii)                     exercise the rights and fulfil the obligations of each Idinvest Party under this Agreement.

13.2                       Any demands, notices, claims or other communications directed to any Idinvest Party hereunder shall be deemed effective in respect of the Idinvest Parties if given to the Idinvest Representative. Each of the Idinvest Parties agrees to be bound by all actions and failures to act of the Idinvest Representative in accordance with the provisions of this Agreement, including in connection with any settlement or compromise entered into by the Idinvest Representative on behalf of one or more of the Idinvest Parties. Where any decision is required to be taken by the Idinvest Representative, (i) written notice signed by the Idinvest Representative shall be sufficient and (ii) where such decision is to be taken in the name and on behalf of more than one Idinvest Party, the decision shall be one and only and shall be the same for all of the represented Idinvest Parties.

13.3                       At any time or from time to time, a successor Idinvest Representative may be appointed by the direction of the Idinvest Parties which in aggregate are entitled to receive more than 50% of the portion of the Purchase Price allocated to all the Idinvest Parties as a whole, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Idinvest Representative is provided to the other Parties.

13.4                       In the event that the Idinvest Representative:

(a)                       becomes bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against it, applies for or has made against it a receiving order or makes any composition or enters into any deed of arrangement with its creditors; or

(b)                       is disqualified or prohibited to act as Idinvest Representative by reason of any order made by any competent court or Governmental Authority,

the Idinvest Representative shall cease to act as such with immediate effect and the provisions of Section 13.3 shall apply mutatis mutandis in respect of the appointment of a successor.

13.5                       The Parties agree as follows:

(a)                       the Idinvest Representative may act through its attorneys, advisers and agents (and shall not be responsible vis-à-vis the Idinvest Parties for the misconduct or negligence of any agent or attorney appointed without gross negligence or willful misconduct);

(b)                       the Idinvest Representative shall not be liable vis-à-vis the Idinvest Parties for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon him by this Agreement; and,

(c)                        any notification or communication by any of the Idinvest Parties in accordance with this Agreement shall be delivered and/or carried out through the Idinvest Representative. Otherwise, the Parties may consider to all legal extent that such notification or communication has not been delivered and/or carried to any legal extent.

14.                     APPOINTMENT OF THE FOUNDING SELLERS REPRESENTATIVE

14.1              Each of the Founding Sellers and Voladuras Hinojo, S.L. (jointly, the “Founding Seller Parties”) hereby unconditionally appoints Mr. Horacio Martos Borja as its representative (the “Founding Seller Representative”) and

(a)                                 hereby authorizes and empowers the Founding Seller Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Founding Seller Parties as each such Founding Seller Party could do for itself under this Agreement;

(b)                                 authorizes and empowers the Founding Seller Representative to receive all demands, notices or other communications directed to such Founding Seller Party under this Agreement; and,

(c)                                  authorizes and empowers the Founding Seller Representative to:

(i)                           take any action (or to determine to refrain from taking any action) with respect thereto as the Founding Seller Representative may deem in its absolute discretion appropriate and necessary to effect the transactions contemplated by this Agreement (and without being required to seek any instructions, consent or approval of any of the Founding Seller Parties), as effectively as if such Founding Seller Party could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on all the Founding Seller Parties;

(ii)                        execute and deliver all instruments and documents of every kind incidental to the foregoing with the same effect as if such Founding Seller Party had executed and delivered such instruments and documents personally; and

(iii)                     exercise the rights and fulfil the obligations of each Founding Seller Party under this Agreement.

14.2                       Any demands, notices, claims or other communications directed to any Founding Seller Party hereunder shall be deemed effective in respect of the Founding Seller Parties if given to the Founding Seller Representative. Each of the Founding Seller Parties agrees to be bound by all actions and failures to act of the Founding Seller Representative in accordance with the provisions of this Agreement, including in connection with any settlement or compromise entered into by the Founding Seller Representative on behalf of one or more of the Founding Seller Parties. Where any decision is required to be taken by the Founding Seller Representative, (i) written notice signed by the Founding Seller Representative shall be sufficient and (ii) where such decision is to be taken in the name and on behalf of more than one Founding Seller Party, the decision shall be one and only and shall be the same for all of the represented Founding Seller Parties.

14.3                       At any time or from time to time, a successor Founding Seller Representative may be appointed by the direction of the Founding Seller Parties which in aggregate are entitled to receive more than 50% of the portion of the Purchase Price allocated to all the Founding Seller Parties as a whole, but such appointment will not be effective until such successor shall agree in writing to accept such appointment and notice of the selection of such successor Founding Seller Representative is provided to the other Parties.

14.4                       In the event that the Founding Seller Representative:

(a)                                 becomes bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against it, applies for or has made against it a receiving order or makes any composition or enters into any deed of arrangement with its creditors; or

(b)                                 is disqualified or prohibited to act as Founding Seller Representative by reason of any order made by any competent court Governmental Authority,

the Founding Seller Representative shall cease to act as such with immediate effect and the provisions of Section 14.3 shall apply mutatis mutandis in respect of the appointment of a successor.

14.5                       The Parties agree as follows:

(a)                                 the Founding Seller Representative may act through its attorneys, advisers and agents (and shall not be responsible vis-à-vis the Founding Seller Parties for the misconduct or negligence of any agent or attorney appointed without gross negligence or willful misconduct);

(b)                                 the Founding Seller Representative shall not be liable vis-à-vis the Founding Seller Parties for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon him by this Agreement; and,

(c)                                  any notification or communication by any of the Founding Seller Parties in accordance with this Agreement shall be delivered and/or carried out through the Founding Seller Representative. Otherwise, the Parties may consider to all legal extent that such notification or communication has not been delivered and/or carried to any legal extent.

14.6                       For the avoidance of doubt, the Parties acknowledge and agree that the mandate granted to the Founding Sellers Representative expressly excludes the ability of the Founding Seller Representative to take any action (or refrain from taking any action) in respect of the Employment Agreements, and that any such actions shall be taken solely by each Founding Seller in respect of the Employment Agreement to which he is a party. Furthermore, any notice to be given to the Founding Sellers in respect of (or under) the Employment Agreements shall be made solely to the relevant Founding Seller (and not to the Founding Seller Representative) in the manner contemplated in the Employment Agreements.

15.                     ASSIGNMENT

The Parties may not assign its rights and obligations arising out of this Agreement without the prior written consent of the other Parties; provided, that the Purchaser may assign its rights and obligations to any of its Affiliates without the prior written consent of the Sellers so long as Parent remains an obligor under this Agreement.

16.                     TAXES AND EXPENSES. WITHHOLDINGS

16.1              Each of the Parties shall meet the Taxes legally imposed on them as a result of the execution of this Agreement and the consummation of the sale and purchase of the Shares and the other transactions contemplated in this Agreement.

16.2              Save as otherwise specified in this Agreement, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Agreement and of each document related thereto, including, without limitation, the fees and expenses of each Party’s legal counsel, bankers and investment advisors.

16.3              The fees of the Notary for the granting of the Deed of Sale and Purchase and performing any other actions required to be performed by the Notary under Section 4.1.2 shall be borne by the Purchaser.

16.4              Withholdings

Notwithstanding any other provision in this Agreement, any Party making any payment pursuant to this Agreement shall have the right to deduct and withhold any required Taxes from any such payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Party or any other recipient of payment in respect of which such deduction and withholding was made.

17.                     RESRICTIVE COVENANTS

17.1            Investor Sellers Lock-up and Exceptions Thereof

17.1.1                                          Subject to the provisions of Section 17.1.2, each Investor Seller hereby agrees not to transfer the number of Parent Shares set forth opposite its name in the second column of Schedule 17.1.1 (the “Parent Lock-up Shares”) until the periods set forth in the third column of such Schedule in respect of the relevant Parent Lock-Up Shares have elapsed (such periods, the “Lock-up Periods”).

Once the applicable Lock-up Periods have elapsed, each Investor Seller shall be entitled to transfer all or part of the relevant Parent Lock-Up Shares in its sole and absolute discretion.

17.1.2                                          Notwithstanding any other provision of this Agreement, each Investor Seller shall be entitled to sell all or part of its Parent Lock-up Shares (in each Investor Seller’s sole and absolute discretion) before the expiration of the relevant Lock-Up Periods in any of the following cases:

(i)                           to any Group company, provided that (x) the initial Investor Seller (the “Initial Investor Transferor”) shall remain a party to this

Agreement; (y) the transferee (the “Initial Investor Transferee”) shall retransfer its Parent Lock-Up Shares to the Investor Transferor (or to any other Group company of the Investor Transferor) if it ceases to be a member of the Group of the Initial Transferor and (z) as a condition to any transfer of Parent Lock-Up Shares permitted by this Section 17.1.2(i), the Investor Transferor shall procure that the Investor Transferee enters into a deed of adherence agreeing to be bound by the provisions of this Section 17.1.2; or,

(ii)                        in the case of any tender offer for the shares of the Parent (whether such tender offer is supported or not supported by the Board of Directors of the Parent) or in connection with a delisting (without any reasonably contemporaneous re-listing on the same or a different exchange) of the Parent Shares or a third party acquisition or other third party business combination transaction involving the Parent.

17.2            Founding Sellers Lock-up

Each Founding Seller hereby agrees not to transfer any Parent Founder Shares until the third year anniversary of the date hereof (the “Founding Sellers Lock-Up”).

If before the expiration of the Founding Sellers Lock-Up:

(i)                           any of the Founding Sellers is a Bad Leaver, then (i) the Parent Founder Shares issued to such Founding Seller shall be immediately forfeited and deemed transferred to an entity designated by the Purchaser for no consideration, and (ii) such Founding Seller shall immediately transfer such Parent Founder Shares back to an entity designated by the Purchaser pursuant to and in compliance with all applicable securities Laws and the requirements of any exchange or Governmental Authority and take all actions and complete/execute all documents as reasonably requested by the Purchaser to effect such transfer; and,

(ii)                        at least two (2) of the Founding Sellers are a Bad Leaver, then all the Parent Founder Shares issued to all the Founding Sellers (including, for the avoidance of doubt, the Founding Seller which is not a Bad Leaver) shall be (i) immediately forfeited and deemed transferred to an entity designated by the Purchaser for no consideration, (ii) each Founding Seller shall immediately transfer such Parent Founder Shares back to an entity designated by the Purchaser pursuant to and in compliance with all applicable securities Laws and the requirements of any exchange or Governmental Authority and take all actions and complete/execute all documents as reasonably requested by the Purchaser to effect such transfer.

Furthermore, if before the expiration of the Founding Sellers Lock-Up (x) any tender offer for at least a majority of the shares of the Parent is launched (whether such tender offer is supported or not supported by the Board of Directors of the Parent) and successfully consummated; (y) a delisting (without any reasonably contemporaneous re-listing on the same or a similar exchange) of the Parent Shares occurs or (z) there is a third party acquisition of or other third party business combination transaction involving the Parent, whereby the shareholders of Parent prior to the transaction cease to own at least a majority of the outstanding equity interests of the surviving entity following the transaction, then, in any of such events (jointly, a “Parent Corporate Event”) the Founding Sellers shall not be released from the Founding Sellers Lock-Up but, upon expiration of the period of the Founding Sellers Lock-Up, (i) in the case of clause (x) or (y), each Founding Seller, in his sole discretion, shall be entitled to transfer all or part of their Parent Founder Shares to the Parent for a consideration equal to the consideration (cash and/or shares and/or any other form of consideration) that they would have been entitled to receive if the Parent Founder Shares would not have been subject to the Founding Sellers Lock-Up at the time the corresponding Parent Corporate Event was consummated and (ii) in the case of clause (z), such Parent Founder Shares shall be cancelled and automatically converted into the consideration (cash and/or shares and/or any other form of consideration) that they would have been entitled to receive if the Parent Founder Shares would not have been subject to the Founding Sellers Lock-Up at the time the corresponding Parent Corporate Event was consummated.

17.3            Founding Sellers Non-Competition

During the two (2) years from the date in which the relevant Founding Seller ceases to render services to any Parent Group company (the “Non-Competition Period”), such Founding Seller undertakes, whether as principal, manager, employee, agent, consultant, independent contractor, officer, shareholder, director, partner, debt or equity investor or owner (other than a passive ownership or investment position of less than one percent (1%) of the outstanding equity or voting interests in any company whose shares are publicly traded, as long as such Founding Seller does not participate in the management, direction or operations of any such publicly held Person), by himself or through, for or on behalf of or in conjunction with any other Person, including any Affiliates or Representatives (Founding Sellers, together with any such Persons, the “Restricted Parties”), to refrain from:

(i)                           promoting, engaging or holding interests in any business that is competitive with the Business, except that the Founding Sellers may own voting securities of the Parent;

(ii)                        entering into an employment, commercial, advisory, administration or other service or professional relationship with Persons which compete with the Business (other than the Parent Group); or otherwise working for, or accepting a position in any such Persons, and from managing or representing such Persons, whether or not for remuneration; and

(iii)                     using, registering or applying for domain names, denominations, trademarks, logotypes, commercial names, or any other type of distinctive sign identical or confusingly similar to those used by the Companies, the Parent or the Parent Group.

17.4            Employee Non-Solicitation

In exchange for the benefits that will be obtained as a result of the consummation of the transactions contemplated by this Agreement (x) during the period beginning on the date hereof and ending on the second year anniversary of the date hereof (in the case of all Sellers other than the Founding Sellers and Bilbao Vizcaya Holding, S.A.) and (y) during the Non-Competition Period (solely in the case of the Founding Sellers) (the periods mentioned under (x) and (y), as applicable, the “Restricted Period”), each of the Sellers (other than Bilbao Vizcaya Holding, S.A.) undertakes in its own name and behalf and in the name and on behalf of the Restricted Parties (which definition excludes, for the purposes of this Section 17.3, subject to Section 17.6, the portfolio companies of the Investor Sellers) to refrain from (i) soliciting, encouraging, inducing, or attempting to encourage, induce or solicit any Company Employee to terminate or otherwise leave his or her employment or consulting or other relationship with the Company, the Purchaser, the Parent or any of their subsidiaries, or (ii) hiring, employing or establishing any business, consulting or other relationships with any Company Employee, provided, however, that nothing in this Section 17.4 shall prohibit any Seller or any other Restricted Parties from (a) engaging in general solicitations to the public or general advertisement not targeted at Company Employees or (b) soliciting and hiring any Company Employee whose employment has been terminated following the Closing. For the purposes of this Section 17.4, “Company Employee” shall mean any individual who is or was employed by or an independent contractor of any of the Companies on a full-time, part-time or consultancy basis.

17.5            From and after the date hereof, each Seller undertakes in its own name and behalf and in the name and on behalf of the Restricted Parties (which definition excludes, for the purposes of this Section 17.5 but subject to Section 17.6 the portfolio companies of the Investor Sellers) not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that disparages, or harms the reputation, business or operation of the Company or any of its Subsidiaries or Persons who are former or present directors, officers, equity holders, executives or related Persons of the Company or any of its Subsidiaries (including boards thereof). This Section 17.5 shall not restrict any such Person’s right to participate or provide truthful testimony in any legal proceeding.

17.6            Notwithstanding anything to the contrary in this Agreement, each Investor Seller hereby undertakes to the Purchaser to refrain from actively inducing or encouraging any of its portfolio companies to do any of the actions set forth in Sections 17.4 and 17.5.

18.                     OTHER OBLIGATIONS. RELEASE

18.1            From and after the date hereof, the Purchaser, Parent and the Sellers shall cooperate with each other and shall cause their respective Affiliates and Representatives to cooperate with each other and shall use and cause their respective Affiliates and Representatives to use commercially reasonable efforts to ensure to minimize any disruption to the businesses of the Companies that might result from the transactions contemplated hereby.

From time to time after the Closing, as and when requested by any Party the other Parties shall use commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further or other actions, as such requesting Party may reasonably deem necessary or desirable to give full effect to this Agreement, including making any necessary filings with any Governmental Authority, (ii) make any required Person available to testify in any proceedings and do all other acts that may be necessary or desirable in the reasonable opinion of the other Party to protect or effectuate any rights arising from this Agreement or to aid in the prosecution or defense of any rights arising from this Agreement or the operation of the business of the Companies.

18.2            During the period beginning at the Closing and ending on the date that is eighteen (18) months after the date hereof, the Founding Sellers shall use commercially reasonable efforts, upon reasonable advance notice by Parent or the Company, during normal business hours, to cooperate with Parent, the Company and their respective Representatives’ (at the Company’s expense) reasonable requests for assistance with an audit of the financial statements of the Company, that Parent and/or the Company elect to have performed following the Closing.

18.3            The Sellers and their respective Affiliates, shall consult with Parent before issuing, and provide Parent the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of Parent following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law or otherwise permitted under Section 11; provided that the Party that issues such press release or makes such statement shall (x) use its commercially reasonable efforts to consult with Parent in advance thereof and (y) provide Parent with notice and a copy of such press release or statement as soon as reasonably practicable.

18.4              Each of the Sellers hereby (i) acknowledges and agrees that such Seller has, and will have, no claims, demands, rights, judgments, causes of action, damages, grievances, liabilities or the like of any nature whatsoever against the Company, any of its Subsidiaries, the Parent, any Parent Subsidiaries, any other member of the Parent Group and each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, shareholders, partners, insurers, subsidiaries, Affiliates and Representatives (the “Released Parties”), whether known or unknown, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring at or prior to the Closing, which for the avoidance of doubt, includes any and all claims of breach and causes of action based on alleged breach and associated liabilities, arising out of or relating to the undersigned being or having been a shareholder of the Company (including, if applicable, in relation to rights to nominate or appoint a director, any rights under any shareholders agreement, registration rights agreement or similar agreement with the Company and/or among all or certain of the shareholders of the Company (including, for the avoidance of doubt, the Existing Shareholders Agreement), any commercial arrangement or other agreement between the Company or any of its Subsidiaries, on the one hand, and such Seller or such Seller’s Affiliates or Representatives, on the other hand, entered into prior to the Closing and, if applicable, relating to acting as a director of any of the Companies) (collectively, “Claims”), and (ii) does, and such Seller shall cause such Seller’s Affiliates and Representatives, successors, heirs, beneficiaries, assigns and any other Person or entity claiming by, through or under any of the foregoing to, irrevocably and unconditionally release, acquit, waive and forever discharge the Released Parties from, and covenant not to sue the Released Parties with respect to, any and all Claims, in each case, effective as of, and contingent upon the occurrence of, the Closing; provided that the foregoing is not a release, or waiver of, any claims by such Seller (or such Seller’s Affiliates, Representatives, successors, heirs, beneficiaries, assigns and any other Person with a right to claim by, through or under any of the foregoing) (collectively, the “Releasing Parties”) arising under or relating to the rights of any of the Releasing Parties (a) expressly set forth in this Agreement or any other agreement delivered in connection with this Agreement, or the schedules attached thereto, (b) under any contract of insurance covering directors and officers of the Company, (c) only in respect of the Founding Sellers, to accrued but unpaid compensation and health, disability or life insurance benefits or other fringe benefits payable in accordance with employee benefit plans of the Company or its Subsidiaries, or (d) if, and only if, any such Released Party initiates a Claim against such Releasing Party related to the matters described in clause (i) of this Section 18.4, with respect to any counterclaim against any such Released Party directly relating to such Claim or the facts and circumstances underlying such Claim.

19.                     SOLE AGREEMENT

The Parties acknowledge and agree that this Agreement and the other agreements contemplated herein are the sole agreements entered into by them in connection with the operations herein described, and that there are no side agreements or additional agreements entered into by any of the Parties in connection hereto.

20.                     SEVERABILITY

In the event of any of the terms and conditions of this Agreement being declared null and void, the remaining terms and conditions of this Agreement shall remain in force without being affected by the said declaration of nullity. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such null, invalid or unenforceable provision in accordance with the spirit of this Agreement.

21.                     AMENDMENT OF THE AGREEMENT. NO WAIVER

21.1     This Agreement may only be amended if so agreed in writing by all of the Parties.

21.2              No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

22.                     PARENT GUARANTEE

The Parent hereby expressly, irrevocably, jointly and severally, absolutely and unconditionally guarantees to the Sellers the due and punctual performance by the Purchaser of all of its obligations under this Agreement. The guarantee made by the Parent pursuant to this Section 22 is a joint and several (solidaria) guarantee. The Parent expressly waives the benefits of prior foreclosure against the principal debtor (beneficio de excusión), shared foreclosure (beneficio de división) and ordered foreclosure (beneficio de orden) in respect of its obligations under this Section 22 and agrees to be treated as a co-debtor with the Purchaser for all purposes. Consequently, the Sellers shall be entitled to make, at their sole discretion, a claim against the Purchaser or the Parent or against both of them simultaneously, without first proceeding against, claiming payment from, or pursuing any other remedy whatsoever against either of them.

23.                     APPLICABLE LAW AND ARBITRATION

23.1              This Agreement shall be governed by Spanish common law (legislación común española).

23.2              With express waiver to any other forum any of the Parties may be entitled to, the Parties agree to submit any dispute that may arise between them in connection with the validity, performance, interpretation, enforcement, execution or termination of this Agreement to arbitration to be administered by the ICC. The arbitration shall be administered in accordance with the regulations of the ICC, save as otherwise set forth herein.

23.3              The arbitration shall be decided by three (3) arbitrators appointed by the ICC in accordance with its regulations. The arbitration shall take place in Barcelona (Spain) and shall be conducted in English.

23.4              The decision of the arbitrators must be issued within a maximum term of three (3) months from the date the arbitrators have accepted its appointment.

23.5              The arbitrator’s decision shall be final and binding between the Parties and shall include the determination of the costs of the proceeding and its allocation between the Parties.

23.6              The Parties expressly undertake to comply with the arbitration award finally issued.

IN WITNESS WHEREOF, the Parties have executed this Agreement in one single counterpart, for its subsequent notarization (elevación a público) through the Deed of Sale and Purchase, in the place and on the date first above written.

[Follow signature page, Schedules, Annexes and Appendixes]

/s/ Andres Bou Ortiz	/s/ Horacio Martos Borja
Mr. Andrés Bou Ortiz	Mr. Horacio Martos Borja

/s/ Marc Canaleta Caupena	/s/ Horacio Martos Borja
Mr. Marc Canaleta Caupena	Mr. Horacio Martos Borja for and on behalf of Voladuras Hinojo, S.L., as attorney-in fact

/s/ Enrique Migoya Peláez	/s/ Enrique Valera y Martos
Mr. Enrique Migoya Peláez for and on behalf Bilbao Vizcaya Holding, S.A., as attorney-in fact	Mr. Enrique Valera y Martos for and on behalf of Take-Two Invest España, S.L. as attorney-in fact

/s/ Alex Pujol Pamies	/s/ Enrique Valera y Martos
Mr. Alex Pujol Pamies Attorney-in fact, for and on behalf of:	Mr. Enrique Valera y Martos for and on behalf of Take-Two Interactive Software, Inc. as attorney-in fact

Nauta Tech Invest III, SCR, S.A.

La Banque Postale Innovation 11 FCPI

Capital Croissance 4 FCPI

Objectif lnnovation Patrbnoine 4 FCPI

Strategie PME 2011 FCPI

Idinvest Patrimoine FCPI

1

Allianz Eco Innovation 3 FCPI

Objectif Innovation 5 FCPI

Idinvest Croissance FCPI

SG Innovation 201I FCPI

Allianz Eco Innovation 2 FCPI

Objectif Innovation 4 FCPI

Idinvest Flexible 2016 FCPI

Capital Croissance 5 FCPI

Objectif Innovation Patrimoine 5 FCPI

Idinvest Patrimoine 2 FCPI

Objectif Innovation Patrimoine 6 FCPI

Idinvest Patrimoine 3 5 FCPI

Greylock Israel Investment Vehicle in
Social Point, LTD

HCPESP, S.a r.l.

2

Annex 1.1

Exclusions from the definition of Damages

The following concepts are excluded from the definition of Damage and the Sellers shall therefore not be subject to any liability in respect thereof:

(a)                                Any indirect damages (daños indirectos), any loss of profit or income (lucro cesante), moral or reputational damages (daños morales o de imagen), in each case to the extent not reasonably foreseeable, or any form of punitive or exemplary damages whether actual or prospective;

(b)                                damages which are contingent only or otherwise not capable of being quantified, unless and until such damages become quantifiable or give rise to an actual loss, liability, payment or cash out of the Purchaser or the Companies or any member of the Purchaser Group;

(c)                                 damages that are actually recovered by the Buying Parties or the Companies under insurance policies which the Buying Parties or the Companies have in place, or from any other third party with indemnification obligations or from any other Person subject to liability in respect thereof, in each case net of any deductible, costs of collection or other limitations adverse to the Purchaser or the Companies or any member of the Purchaser Group;

(d)                                damages solely to the extent attributable to (i) any act, omission, transaction, arrangement or filing carried out by the Buying Parties or any of the Companies after the date hereof (including any act, omission, transaction or arrangement resulting in the interruption of any Tax or other statute of limitations); (ii) a cessation, or any change in the nature or conduct, of any business carried out by the Companies after the date hereof; (iii) any Third Party Claim in respect of which the Purchaser has not materially complied with its obligations under Section 8.2, including any admission of liability made after the date hereof by the Purchaser, the Companies or their respective agents or representatives (excluding the Sellers or their representatives); (iv) any changes in Law or any change in the interpretation thereof; (v) any change in accounting or taxation policies of the Purchaser or the Companies after the date hereof;

(e)                                 damages which are, and solely to the extent so, remedied by the Sellers to the reasonable satisfaction of the Purchaser. No damage shall be considered a Damage to the extent that the Purchaser has not used (or caused the Companies to use) all reasonable efforts required by Applicable Law to mitigate the scope and extent of the damages incurred;

(f)                                  damages which were, and solely to the extent, accrued for on the Financial Statements or in the Management Accounts. In this respect, in calculating the amount of any Damages suffered by the Purchaser or the Companies, any excess of accounting provisions or reserves in the Financial Statements or in the Management Accounts which are unnecessary or greater than the amount of the item in respect of which it is provided or reserved shall have no effect on the amount of Damages;

(g)                                 damages which (i) have not been resolved in writing by the Sellers and the Purchaser or (ii) are not the subject of a final and binding court or arbitration resolution which declares the Sellers’ obligation to indemnify the Purchaser therefor under this Agreement; and

(h)                                damages solely to the extent arising from, based on or otherwise related to facts or circumstances comprised within the Purchaser’s Knowledge other than in respect of Pre-Closing Tax Liabilities or the Seller Representations and Warranties set forth in clause 12 of Annex 5.2.

Annex 3.7

Earn-Out

In this Annex the following terms shall have the meanings specified below. Other terms may be defined elsewhere in this Annex or in the Agreement to which it forms a part, and, unless otherwise indicated, shall have such meaning throughout this Annex and in the Agreement to which it forms a part.

“Earn-Out Payment” means, jointly, the FY 2017 Earn-Out Payment and the FY 2018 Earn-Out Payment.

“Earn-Out Payment Maximum” means USD 25,900,000.

“EBITDA” means, in relation to the Company and as regards the FY 2017 and the FY 2018, the Company’s net income, less income or plus loss from discontinued operations, plus income taxes, plus interest expense and interest income, plus depreciation, depletion, amortization of intangibles and other non-cash charges. For the avoidance of doubt, (i) any payment made by the Company under the Phantom Share Plan from (and including) the date hereof, (ii) all charges related to stock based compensation or any cash bonus or incentive based compensation, (iii) all costs and expenses incurred in connection with transactions contemplated by this Agreement and any other outside of the ordinary course of business and one-time expenses (subject to Parent’s approval in each such instance, which approval shall not be unreasonably denied, delayed or withheld), (iv) the deferral of revenue as may be required by US GAAP, and (v) for purposes of determining FY 2018 Earn-Out Payment, any amounts paid in respect of FY 2017 Earn-Out Payment pursuant to Section 3.7.1 of this Annex 3.7, if any, shall be disregarded for the purposes of determining the EBITDA of the financial year in which such deferral, payment, charge, cost or expense takes place or is incurred, in each case calculated pursuant to the Accounting Principles.

“EBITDA Expert” shall have the meaning ascribed to such term in Section 3.7.4 of this Annex 3.7.

“EBITDA Review Period” shall have the meaning ascribed to such term in Section 3.7.4 of this Annex 3.7.

“FY 2017 Earn-Out Payment” means the earn-out payment, if any, that the Founding Sellers shall receive under Section 3.7.1 of this Annex 3.7 provided that the conditions set forth in such Section are fulfilled and up to a maximum aggregate amount of USD 25,900,000 and shall equal “N” as defined in Section 3.7.1 of this Annex 3.7.

“FY 2017 Target EBITDA” means USD 32,620,000.

“FY 2018 Earn-Out Payment” means the earn-out payment, if any, that the Founding Sellers shall receive under Section 3.7.2 of this Annex 3.7 provided that the conditions set forth in such Section are fulfilled and up to a maximum aggregate amount, together with the aggregate amount of any FY 2017 Earn-Out Payment, of USD 25,900,000.

“FY 2018 Target EBITDA” means USD 38,700,000.

“Parent Share Cap” shall have the meaning ascribed to such term in Section 3.7.5 of this Annex 3.7.

“Purchaser EBITDA Determination” shall have the meaning ascribed to such term in Section 3.7.4 of this Annex 3.7.

3.7       Earn-Out

3.7.1    FY 2017 Earn-Out

If EBITDA of the Company for the FY 2017 is greater than the FY 2017 Target EBITDA, then the Founding Sellers (and not, for the avoidance of doubt, the Investor Sellers) shall be entitled to receive the FY 2017 Earn-Out Payment for the amount resulting from the following formula:

N = (E-the FY 2017 Target EBITDA) x 4.5, if and only if, N < the Earn-Out Payment Maximum or in all other instances N shall equal the Earn-Out Payment Maximum

Where “N” is the aggregate amount of the FY 2017 Earn-Out Payment payable to the Founding Sellers and “E” is the EBITDA for the FY 2017. The FY 2017 Earn-Out Payment, if any, shall be allocated among the Founding Sellers in the Founder Proportion. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the FY 2017 Earn-Out Payment payable to the Founding Sellers equals “N” only so long as “N” does not exceed the Earn-Out Payment Maximum; and if “N” does exceed such amount, then (i) “N” shall be deemed to equal the Earn-Out Payment Maximum for all purposes hereunder, and (ii) no amount shall be payable pursuant to Section 3.7.2 of this Annex 3.7.

3.7.2    FY 2018 Earn-Out Payment

If EBITDA of the Company for the FY 2018 is greater than the FY 2018 Target EBITDA, then the Founding Sellers (and not, for the avoidance of doubt, the Investor Sellers) shall be entitled to receive the FY 2018 Earn-Out Payment for the amount resulting from the following formula:

X = (E-the FY 2018 Target EBITDA) x 4.5, subject to adjustment as described below

Where “X” is the aggregate amount of the FY 2018 Earn-Out Payment payable to the Founding Sellers and “E” is the EBITDA for the FY 2018. The FY 2018 Earn-Out Payment, if any, shall be allocated among the Founding Sellers in the

Founder Proportion. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the FY 2018 Earn-Out Payment payable to the Founding Sellers equals “X” only so long as “X” plus “N” does not exceed the Earn-Out Payment Maximum; and if “X” plus “N” does exceed such amount, then the aggregate FY 2018 Earn-Out Payment shall be deemed to equal the Earn-Out Payment Maximum minus “N” for all purposes hereunder.

3.7.3    Maximum amount of the Earn-Out Payment

For the avoidance of doubt, the FY 2017 Earn-Out Payment and the FY 2018 Earn-Out Payment shall not exceed, individually or in the aggregate, the Earn-Out Payment Maximum.

3.7.4    Determination of the Earn-Out Payment

No later than sixty (60) days after the end of each of the FY 2017 and the FY 2018 (in respect of the FY 2017 Earn-Out Payment and the FY 2018 Earn-Out Payment, respectively), the Purchaser shall deliver to the Founding Sellers its good faith determination of the EBITDA for the FY 2017 and of the EBITDA for the FY 2018, including the supporting documentation of such determination (the “Purchaser EBITDA Determination”).

The Founding Sellers shall have thirty (30) days to review the Purchaser EBITDA Determination after the Purchaser EBITDA Determination (and necessary supporting documentation) has been provided by the Purchaser (the “EBITDA Review Period”). The Founding Sellers will accept the Purchaser EBITDA Determination if (i) the Founding Sellers so confirm in writing in accordance with Section 9 of the Agreement to the Purchaser before the expiration of the EBITDA Review Period or (ii) after the expiration of the EBITDA Review Period the Founding Sellers have not rejected in accordance with Section 9 the Purchaser EBITDA Determination.

If the Founding Sellers reject the Purchaser EBITDA Determination (such rejection to include the grounds for it and a determination of the adjustment that the Founding Sellers believe that should be made), the Founding Sellers and the Purchaser shall negotiate in good faith during a period of thirty (30) days to try to reach an agreement as to the determination of the EBITDA for the FY 2017 and/or the EBITDA for the FY 2018 for the purposes of this Section.

If the Founding Sellers and the Purchaser reach an agreement during the period mentioned in the immediately preceding paragraph, the EBITDA for the FY 2017 and/or the EBITDA for the FY 2018 (as applicable) shall be determined in the terms agreed by the Founding Sellers and the Purchaser and in accordance with them.

If after the aforementioned negotiation period the Founding Sellers and the

Purchaser are unable to reach an agreement as to the determination of the EBITDA for the FY 2017 and/or the EBITDA for the FY 2018 (as applicable), the determination of such magnitudes shall be entrusted by the Founding Sellers and the Purchaser to any of Deloitte, KPMG or PWC (in the interest of the Founding Sellers and the Purchaser) appointed by mutual agreement of the Founding Sellers and the Purchaser and, failing such agreement within ten (10) days, by a drawing lot (the entity so determined, the “EBITDA Expert”). The statutory auditor of any Buying Party and the Companies shall be excluded and shall not be selected to act as EBITDA Expert.

The EBITDA Expert shall issue its report within thirty (30) days from the date of its appointment and submit a draft of such report to the Founding Sellers and the Purchaser before being issued. The EBITDA Expert shall receive the comments that the Founding Sellers and the Purchaser may deem convenient but, for the avoidance of doubt, the EBITDA Expert shall not be bound by any of such comments. The Parties shall cooperate in good faith to provide to the EBITDA Expert any supporting documentation that it requires and, specifically, the Purchaser shall cause the Companies to provide such documentation to the EBITDA Expert.

The EBITDA Expert shall determine, based solely on the materials presented to it and upon information received in response to requests for additional or clarifying information from the Founding Sellers or the Purchaser, as applicable, and not by independent review, only those issues in dispute specifically identified by the Founding Sellers.

The determination of the EBITDA for the FY 2017 and/or the EBITDA for the FY 2018 (as applicable) made by the EBITDA Expert shall (i) not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party, and (ii) be final and binding on the Founding Sellers and the Purchaser.

The fees of the EBITDA Expert shall be borne by the Founding Sellers in the Founders Proportion if the determination of the relevant EBITDA (i.e., 2017 EBITDA or 2018 EBITDA) made by the EBITDA Expert is closer to the Purchaser EBITDA Determination than it is to the determination of the EBITDA made by the Founding Sellers. If the determination of the EBITDA made by the EBITDA Expert is closer to the EBITDA determination made by the Founding Sellers than to the Purchaser EBITDA Determination, the fees of the EBITDA Expert shall be borne by the Purchaser.

3.7.5    Payment of the Earn-Out Payment

An amount equal to 70% of the corresponding Earn-Out Payment (i.e., FY 2017 Earn-Out Payment or FY 2018 Earn-Out Payment, as applicable) (rounded up such that the value of the payments made pursuant to this Section 3.7.5 equal in value the corresponding Earn-Out Payment) shall be paid by the Purchaser to the Founding Sellers within five (5) Business Days from its determination in accordance with Section 3.7.4 of this Annex 3.7 in cash by electronic bank transfer of immediately available funds and without deduction for any charge, commission or other item of any nature, directly to the Payment Account of each Founding Seller or as otherwise may be notified to the Purchaser pursuant to Section 9 of the Agreement.

An amount equal to 30% of the corresponding Earn-Out Payment shall by paid by the Purchaser through the issuance and delivery to the Founding Sellers, within five (5) Business Days from the final determination of the Earn-Out Payment, of a number of Parent Shares calculated as follows:

Z = A / FMV

Where

“Z” is the number of Parent Shares to be issued to the Founding Sellers under this Section (which number shall be allocated among the Founding Sellers in the Founder Proportion and which such number of Parent Shares issued to each Founding Seller shall be rounded down to the nearest whole share);

“A” is an amount equal to 30% of the FY 2017 Earn-Out Payment or the FY 2018 Earn-Out Payment (as applicable); and

“FMV” for each Parent Share equals the trailing thirty (30) day average Closing Parent Share Price for the period prior to the date of issuance.

Such Parent Shares shall be issued (x) without any charge, commission, fee or other item of any nature payable by the Founding Sellers and (y) free from Charges and Encumbrances (other than Permitted Charges and Encumbrances and any transfer restrictions imposed by applicable securities Law).

Any Parent Shares delivered to the Founding Sellers under this Section 3.7.5 shall not be subject to any restriction on its transfer (including, in particular, the restrictions set forth in Section 17 of the Agreement), other than any transfer restrictions imposed by applicable securities Law, and, for the avoidance of doubt, the obligation of the Purchaser and the Parent to issue and deliver such Parent Shares is an unconditional obligation not subject to any (or all) of the Founding Sellers being or not being a Leaver by any reason whatsoever at the time of issuance of the Parent Shares.

Notwithstanding anything herein to the contrary, if the aggregate number of Parent Shares to be delivered to the Founding Sellers under this Section 3.7.5 shall, when taken together with all other Parent Shares delivered pursuant to this Agreement or the transactions contemplated hereby exceed nineteen and ninety-nine one-

hundredths percent (19.99%) of the total outstanding number of Parent Shares as of either (x) the day hereof or (y) the applicable date of determination of such number of shares to be delivered (such amount, the “Parent Share Cap”), the Founding Sellers shall receive, in lieu of such number of Parent Shares as required to bring the total number of Parent Shares so delivered less than the Parent Share Cap, cash equal to the FMV of such shares, with such reduction in the number of shares to be delivered determined on a pro rata basis amongst the Founding Sellers in accordance with each such Founding Sellers’ Founder Proportion.

Annex 5.1

Sellers’ Fundamental Representations and Warranties

1.                            Existence and capacity. No conflict.

1.1                     Each Seller has full power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each agreement contemplated by this Agreement to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each of the other agreements contemplated hereby to which such Seller is a party has been duly executed and delivered by such Seller and constitutes a valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms (all the foregoing except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar applicable Laws affecting the rights of creditors generally and the availability of equitable remedies).

1.2                     Each Seller has not been declared insolvent (en concurso), is not subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and has not filed a petition to be declared insolvent or acknowledging to be insolvent, nor is the filing of such an application by each Seller or third parties imminent or reasonably foreseeable. Each Seller is neither insolvent nor unable to meet payment of its debts when they fall due.

1.3                     Neither the execution and delivery of this Agreement or any agreement contemplated hereby by any Seller, nor compliance by such Seller with any of the terms or provisions of this Agreement or such other agreements, will (A) violate any provision of the organizational documents of such Seller, or (B) violate in any material respect any Applicable Law applicable to such Seller.

1.4                   Other than the foreign exchange filings required to be made by the Sellers as described in Section 4.1.2, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other Governmental Authority or third party on the part of each Seller is required in connection with its execution of this Agreement and any other agreement referred to herein to which it is a party, or the consummation of the transactions contemplated by this

Agreement or by such other agreements.

2.                            Ownership of the Shares. Absence of Charges and Encumbrances.

2.1                     Each Seller is the sole lawful owner of the Shares detailed for such Seller in Schedule III.

2.2                     The Shares owned by such Seller are free and clear from all Charges and Encumbrances (other than Permitted Charges and Encumbrances) and all the Shares owned by each Seller have been fully paid in.

2.3                     Upon the granting, concurrently with the execution of this Agreement, of the Deed of Sale and Purchase and payment for the Shares, the Purchaser shall acquire good and valid title to such Shares, free and clear of any Charge and Encumbrance (other than Permitted Charges and Encumbrances).

2.4                     The transactions whereby each Seller has acquired the Shares are legal and valid and no claim has been filed against such Seller in connection therewith.

2.5                     Immediately before the Closing neither the Seller nor any of its Affiliates is a party to any agreement, contract, arrangement or understanding with any of the Companies. As a sole exception to the foregoing representation:

(a)                       Mr. Horacio Martos Borja (but, for the avoidance of doubt, not any other Seller other than himself) represents and warrants that he is solely a party to that certain services agreement executed by the Company, on the one side, and him, on the other, on November 7, 2016;

(b)                       Mr. Andrés Bou Ortiz (but, for the avoidance of doubt, not any other Seller other than himself) represents and warrants that he is solely a party to that certain services agreement executed by the Company, on the one side, and him, on the other, on November 7, 2016; and,

(c)                        Mr. Marc Canaleta Caupena (but, for the avoidance of doubt, not any other Seller other than himself) represents and warrants that he is a party to the existing employment agreement executed by the Company, on the one side, and him, on the other.

3.         Securities Laws; Investment

3.1                   Each Seller is receiving the shares of Parent Common Stock as provided under the terms of the Agreement for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

3.2                   Each Seller has been given the opportunity to obtain any information or other documents which he, she or it deems necessary to evaluate the merits and risks related to his, her or its investment in the shares of Parent Common Stock, and such Seller’s knowledge and experience in financial and business matters are such that such Seller is capable of evaluating the capital structure of Parent and its subsidiaries, the business of Parent and its subsidiaries (including the Purchaser) and the merits and risks of owning the shares of Parent Common Stock.

3.3                   Each Seller’s financial condition is such that such Seller can afford to bear the economic risk of holding the shares of Parent Common Stock for an indefinite period of time and has adequate means for providing for his, her or its current needs and contingencies and to suffer a complete loss of his, her or its investment in the shares of Parent Common Stock. Such Seller’s overall commitment to investments which are not readily marketable is not disproportionate to its net worth. Such Seller’s investment in the shares of Parent Common Stock will not cause such overall commitment to become excessive.

3.4                   Each Seller has had an opportunity to consult independent tax and legal advisors, and such Seller’s decision to consummate the transactions contemplated hereby has been based solely upon such Seller’s evaluation. Such Seller is not relying on any statements made by Parent, the Purchaser or any of their respective Affiliates, members, directors, officers, managers, attorneys, employees, agents or other professional advisors in connection with its decision to consummate the transactions contemplated hereby, other than as set forth in this Agreement or as expressly provided in the other agreements delivered in connection with this Agreement.

3.5                   Each Seller understands that, other than pursuant to an exemption from registration under the Securities Act or in connection with a registration thereunder, substantial restrictions exist on transferability of the shares of Parent Common Stock and any portion thereof and that such Seller may not be able to liquidate its investment in the shares of Parent Common Stock. Such Seller understands that any instruments representing the shares of Parent Common Stock may bear legends restricting the transfer thereof. Such Seller has been advised that an investment in the shares of Parent Common Stock is speculative and is subject to a number of risks (including the risk that Parent, the Purchaser, the Company or any of their respective Affiliates will not generate any profits and the other risks set forth in the SEC Documents), and should be considered only by Persons who are able to sustain a complete loss of their investment and to hold the shares of Parent Common Stock for a significant and indefinite period of time.

4.         Accredited Investor; Citizenship

4.1                   Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.2                   Each Seller is a citizen solely of those nations set forth opposite its name on Schedule 1.1 (ter) and is not a citizen or resident (permanent or otherwise) of the United States of America.

5.                          Sanctioned Person

5.1                   Such Seller is not, and is not controlled by, owned by, or acting on behalf of (i) any national of or entity operating in or organized under the laws of Cuba, Iran, North Korea, Syria, Sudan, or other countries that are subject to comprehensive U.S. foreign assets control regulations that prohibit or require prior U.S. government licensing for transactions involving persons under U.S. jurisdiction; (ii) any Person designated on the OFAC list of “Specially Designated Nationals and Blocked Persons” or on any list of targeted Persons issued under any Economic Sanctions Law; (iii) any Person or entity designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (iv) any Person otherwise prohibited from engaging in financial transactions with U.S. persons.

Annex 5.2

Operational Representations and Warranties

1.                                      Formation of the Companies

1.1                               Each of the Companies is duly incorporated and validly existing under the Laws of the jurisdiction where each one of them was incorporated, having legal capacity (capacidad de obrar or equivalent concept in any other applicable jurisdiction) to carry out its business activities and own and operate its assets in accordance with their bylaws and the Law.

1.2                               The corporate bodies of the Companies have not adopted any resolution for any structural reorganization (including the transformation, global assignment of assets and liabilities, dissolution, liquidation, segregation, merger or demerger) of the Companies. The Companies have not been dissolved and are not in liquidation. The Companies are not within a cause that will force to dissolve and liquidate them under Applicable Law.

1.3                               The Companies have not been declared insolvent (en concurso) by a competent court, they are not subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and they have not filed a petition to be declared insolvent or acknowledging to be insolvent, nor is the filing of such an application by the Companies or third parties imminent or reasonably foreseeable. The Companies are neither insolvent nor unable to meet payment of their debts when they fall due. None of the Companies has proposed or agreed to a general composition, compromise, assignment or arrangement with any of its creditors. The Companies are not, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.

1.4                               The Companies are regulated by their bylaws as they appear in the Social Point Documentation. True and complete copies of the organizational documents of each of the Companies as in effect on the date of this Agreement appear in the Social Point Documentation.

2.                                      Capital Stock of the Companies

2.1                               The capital stock of the Companies as of this date is that which is set out (for the Company) in Whereas II and (for the Subsidiaries) in Schedule IV. All the shares of the Companies (a) have been validly issued (b) are subscribed for and (c) are fully paid in. Except as set forth in the Management Accounts or included in the calculation of the Net Working Capital Position, as of the Closing the Companies have no Indebtedness.

2.2                               Once the transactions contemplated by this Agreement are consummated (ejecutadas), the shares in the Company owned by the Purchaser will represent 100% of the capital stock and voting rights of the Company.

2.3                               Other than as set out in this Agreement, the Existing Shareholders’ Agreement, or the bylaws of the Companies, there are no pre-emptive, first refusal or similar rights and no voting, trust or similar contracts that relate to any of the shares of the Companies. No subscription, options, warrants, conversion or other rights, or contract of any kind obligating the Companies, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any kind of the Companies or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to sell, purchase, repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of (or participate in profits of) the Companies except for those arising under this Agreement or referred to herein.

2.4                               The Company registers its shareholding in a register book of shareholders (libro registro de socios) and it is not required to register its shares with any securities authority. The registry-book of shares of the Company contains all entries of all the Sellers and of all the legal transactions relating to the shares of the Company that require registration in such registry-book of shares pursuant to Applicable Law.

3.                                      Subsidiaries. Directors

3.1                               3.1           Other than the Subsidiaries, the Company does not have any subsidiary or branch, directly or indirectly, and does not hold any interest in the capital of any other company or legal entity, directly or indirectly.

3.2                               3.2           None of the members of the management body (órgano de administración or equivalent concept in any other applicable jurisdiction) of any of the Companies is a citizen or resident (permanent or otherwise) of the United States of America.

4.                                      No Defaults. Consents

4.1                               The Companies are not in default under its deed of incorporation or its bylaws.

4.2                               Other than the filing with the Commercial Registry of the corresponding corporate resolutions to be approved at Closing by the Company after the purchase of the Shares by the Purchaser, no consents or approvals of or filings or registrations with any Governmental Authority or third parties are necessary in connection with (x) the execution and delivery of this Agreement and the execution and delivery by the Companies of the other agreements related hereto to which any such Company is a party and (y) the consummation by the Companies of the transactions contemplated hereby and thereby.

5.                                      Transactions in Own Shares

The Companies are not engaged in any acquisition of their own shares nor have they carried out any other type of transaction or operation with their own shares in the last three (3) years.

6.                                      Financial Statements and Management Accounts

6.1                               The individual audited balance sheet and related audited statements of income and cash flows of the Company as of December 31, 2015 (the “Balance Sheet Date”) together with the notes thereto (the “Financial Statements”), copies of which are included in the Social Point Documentation:

(i)            are complete and accurate and not misleading in any material respects;

(ii)           provide the equity and the financial situation of the Company on the date to which they refer and the results of its operations for the period closed on said date consistent with past practice of the Company in all material aspects; and

(iii)          have been drafted in accordance with generally accepted accounting principles of Spain and in accordance with the Law.

6.2                               The Company does not have any liability or obligation of any nature (“Liabilities”), except for (a) Liabilities specifically reflected on and adequately reserved on the Financial Statements as of the Balance Sheet Date, (b) Liabilities which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice and are not material, individually or in the aggregate, to the Companies on a consolidated basis and (c) Liabilities not required to be disclosed under generally accepted accounting principles in Spain or in accordance with the Law and are not material, individually or in the aggregate, to the Companies on a consolidated basis.

6.3                               All provisions that must have been made in accordance with proper accounting and in accordance with any legal or regulatory provision have been duly allocated in the Financial Statements.

6.4                               The unaudited individual balance sheet and related unaudited individual financial statements of income and cash flows of the Company as of December 31, 2016 (the “Management Accounts”), copies of which are included in the Social Point Documentation:

(i)            have been prepared by the Company in accordance with generally accepted accounting principles in Spain and consistent with those principles adopted in preparing the previous management accounts of the Company;

(ii)           show with reasonable accuracy the state of affairs and profit and loss of the Company as of its date; and,

(iii)          having regard to the purpose for which they were prepared, are not misleading in any material respect.

6.5                               The books and records of the Companies from which the Financial Statements and Management Accounts were prepared (i) are complete and correct in all material respects, (ii) form the basis for the Financial Statements and Management Accounts and (iii) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Companies. The management information systems of the Companies are adequate in all material respects for the preservation of significant information and the preparation of materially accurate reports.

6.6                               To the Founding Sellers knowledge, since January 1, 2011 there is no and has not been any fraud, whether or not material, that involves any representative of any of the Companies. The Companies have established and maintain a system of internal accounting controls reasonably believed by the Founding Sellers to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in Spain, (ii) that transactions of the Companies are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles of Spain and to maintain accountability for items, and (iii) that receipts and expenditures of each Company are being made in accordance with the authorization of its management and its board of directors (or similar governing body).

7.                                      Absence of Changes since the Balance Sheet Date

Since the Balance Sheet Date there has not been:

(a)                                 any borrowing or agreement to borrow funds or any liability incurred by the Companies, other than current liabilities incurred in the ordinary course of business consistent in type with past practice;

(b)                                 any asset or property of the Companies made subject to any Charge and Encumbrance (other than Permitted Charges and Encumbrances);

(c)                                  except for the dividend distributed on the date hereof to the Sellers in accordance with Section 4.1.1(i) for the amount set out in such Section, any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption, purchase or acquisition of, any shares of the capital stock or other securities of the Companies;

(d)                                 any issuance of any stock, bond or other security of the Companies;

(e)                                  any Company or Subsidiary has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions outside the ordinary course of business, where the value of such assets exceeds USD 100,000;

(f)                                   save as Disclosed in the Social Point Documentation, any Company or Subsidiary has made any changes in terms of employment which taken together could increase the total staff costs of such Company or Subsidiary by more than USD 2,500,000 per annum or the remuneration of any one director or employee by more than USD 70,000 per annum;

(g)                                  any change in the accounting reference period of the Company or any Subsidiary;

(h)                                 any material adverse change in the financial or trading position of the Company or any Subsidiary; or

(i)                                     any material adverse change in the assets, liabilities, business, condition (financial or otherwise), prospects or results of operations of the Companies taken as a whole.

8.                                      Intellectual Property

8.1                               The Social Point Documentation includes a list of (i) all material Intellectual Property Rights, excluding commercially-available software that is (A) generally available to the public on the date hereof (e.g. “shrink wrap” licenses); and (B) licensed for an annual fee of less than USD 10,000 annually; (ii) all material computer software owned, or purported to be owned by the Companies (the “Proprietary Software”); and (iii) social media accounts, that are owned by or licensed to the Companies (the “Companies Intellectual Property”). The Companies are up to date with the payments of the corresponding fees due to the Spanish Office of Patents and Trademarks or other intellectual or industrial property competent public bodies or other registration entities in connection with the Companies Intellectual Property. The consummation of the transactions contemplated by this Agreement will not adversely alter or impair the Companies’ right in or to any Intellectual Property Rights used by the Companies.

8.2                               The Companies Intellectual Property is valid and subsisting and the Companies are the exclusive owners of, and enjoy all rights of ownership with respect to the Companies Intellectual Property, free and clear of any Charges and

Encumbrances, and no royalties, honoraria or fees are payable by the Companies to other Persons by reason of the ownership or use of the Companies Intellectual Property. The Companies Intellectual Property comprises all rights necessary to operate the business of the Companies as presently conducted. To the Founding Sellers knowledge, no employee or outside contractor of the Companies has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee or outside contractor of the Companies.

8.3                               The operation of the business by the Companies as presently conducted is not infringing any Intellectual Property Rights of any third party. The Companies have not received any threat, demand or notice of claim that remains unsettled from any Person, whether in writing or otherwise, asserting that the Companies use, manufacture, importation or sale of products constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the Intellectual Property Rights of any other Person. To the Founding Sellers knowledge, no third party is infringing the Company Intellectual Property.

8.4                               The Companies are not a party to any proceeding or outstanding decree, order, Judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by the Companies of any Intellectual Property Rights necessary to conduct their business as presently conducted, or which may affect the validity, use or enforceability of the Companies Intellectual Property. To the Founding Sellers knowledge, the Companies have not been named in any suit, action or proceeding which involves a claim of infringement, misappropriation or violation of any Intellectual Property Rights of any third party.

8.5                               The Companies have taken all reasonable steps (including, without limitation, entering into confidentiality and nondisclosure agreements and work for hire or intellectual property assignment agreements with all officers and employees of, and consultants to, the Companies with access to or knowledge of any Intellectual Property Rights) necessary to establish ownership in the Companies of all Companies Intellectual Property and to safeguard and maintain the secrecy and confidentiality of all trade secrets comprising the Companies’ Intellectual Property. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship that were created by any employee of the Companies were made in the regular course of such employee’s employment or service relationships with the Companies and, as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. No present or former employee, officer, director, agent, outside contractor or consultant of the Companies holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

8.6                               Neither the Companies nor (to the Founding Sellers knowledge) any other Person acting on behalf of the Companies, have disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any source code of the Proprietary Software. The Companies maintain (i) machine readable copies of the Proprietary Software, and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Companies, currently made available to the Companies’ customers, or currently supported by the Companies. The Companies maintain at least one copy of the source code of the Proprietary Software, and such code is maintained under strict confidentiality and in accordance with appropriate industry-standard safekeeping for proprietary source code taking into account the size and resources of the Company.

8.7                               The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by the Companies are sufficient in all material respects for such Companies’ current needs in the operation of the business of the Companies as presently conducted, and, to the Founding Sellers knowledge, in the past twelve (12) months there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems which have caused material disruption to the business of the Companies. The Companies provide for the back-up and recovery of material data and have implemented disaster recovery plans and, as applicable, have taken all reasonable steps to implement such plans. The Companies have taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

8.8                               The Proprietary Software does not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Proprietary Software’s operation, or cause the Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Proprietary Software without authorization. The Proprietary Software complies with any applicable warranty or contractual commitment relating to the use, functionality, or performance of the Proprietary Software, and there are no pending or threatened claims alleging any such failure. There exist no technical problems with any Proprietary Software that materially and adversely affect the performance of such Proprietary Software or cause such products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be remedied in the ordinary course of the business of the Companies.

8.9                               None of the Proprietary Software contains, is derived from, or is distributed, integrated, or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license that, as used, modified, integrated, bundled, or distributed by the Companies: (i) requires or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of the Proprietary Software; or

(ii) otherwise imposes an obligation on the Companies to distribute any Proprietary Software on a royalty-free basis.

9.                                      Employment Matters

9.1                               The Social Point Documentation contains a true, correct and complete list, with reference to the date hereof, of all plans, agreements, programs, policies, commitments and arrangements, whether oral or written, in each case, providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance, health or medical benefits, disability or sick leave benefits, severance benefits and post-employment or retirement benefits, including, but not limited to, all retention, employment, consulting, change-of-control, collective bargaining, employee loan and benefit plans, agreements, programs, policies, commitments and arrangements, which cover any current or former employee, consultant, officer or director of the Companies and which is sponsored, maintained, administered, contributed to or required to be contributed to by any of the Companies (collectively, “Plans”). The Companies have provided to the Purchaser or its counsel a true and complete copy, to the extent applicable, of each writing constituting a part of any such Plan and all amendments thereto, including, without limitation, all plan documents, material employee communications, benefit schedules, trust and/or insurance agreements and other funding vehicles, and all other material ancillary documents applicable to such Plan, including without limitation and to the extent applicable having regard to the nature of each Plan, annual reports, financial statements, and actuarial reports.

9.2                               Each Plan has been established, administered, maintained and funded in compliance with its terms and in all material respects with all Applicable Laws. If a Plan is intended to (i) qualify for special tax treatment, such Plan meets all requirements for such treatment, or (ii) be fully funded and/or book-reserved, such Plan is fully funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

9.3                               The Social Point Documentation contains a list of all employees of the Companies with a gross annual salary in excess of €50,000, indicating their gross annual salary and other remuneration and applicable benefits, length of service, type of contract and occupational category with reference to the date hereof.

9.4                               The Company is up to date in the payment of all remuneration due and payable to its employees.

9.5                               The Company is and has been in compliance in all material respects with all applicable labor and/or employment laws and regulations.

9.6                               There are no individual or collective bargaining agreements or undertakings apart from the applicable collective bargaining agreement listed in the Social Point Documentation, by which the Company:

(a)                                 has agreed to specific terms and conditions for the termination of the employment relationships or is obliged to pay compensation or indemnities of any type for the termination of contracts of the said employment nature in an amount exceeding the corresponding amount as a result of applying the minimum legal compensation established in each case; or,

(b)                                 has entered into any special senior management contracts or other special employment contracts.

9.7                               At the date hereof (i) there are no employment inspections or employment claims or disputes in progress against the Companies, nor have they received any notification for the said purpose that they will arise, and (ii) no action, suit or proceeding (other than routine claims for benefits) is pending against, or to the Founding Sellers knowledge, threatened against, any Plan before any court, arbitrator or Governmental Authority. There are no labor strikes, organizing activities, slowdowns, stoppages, lockouts or similar labor actions pending, or, to the Founding Sellers knowledge, threatened by employees of the Companies.

9.8                               There are no obligations to pay any contributions to pension schemes or other funds in favor of present or past employees, managers or directors of the Companies.

9.9                               Save for the payments to be made to the Beneficiaries in accordance with the Phantom Share Plan, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase any compensation or benefits payable to or trigger any other obligation to any current or former employee of the Companies.

10.                               Authorizations and Licenses

The Companies have all material administrative authorizations, approvals, orders, licenses, permits and consents (“Material Permits”) necessary to engage in their activities and conduct their business as currently conducted or conducted in the past three (3) years prior to the date hereof. Such Material Permits are in full force and effect, and the Company has not received any written or oral notice about and the Founding Sellers are not otherwise aware of any upcoming termination of, or challenge to, any such Material Permits.

11.                               Taxes and Social Security

11.1                        The Companies are up to date and in material compliance with their tax obligations and have filed in due course all returns required by Law with the competent authorities in relation to: (i) Taxes and (ii) social security contributions.

11.2                        The social security contributions made out by the Companies have been correctly calculated in all material respects in accordance with the Law.

11.3                        The Companies have each timely filed all Tax Returns that they were required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns are correct and complete in all material respects.

11.4                        None of the Companies has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

11.5                        None of the Companies is a party to any Tax allocation or sharing agreement.

11.6                        Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid by such Company to any employee, independent contractor, creditor, stockholder or other third party.

11.7                        There are no Charges and Encumbrances for unpaid Taxes on the assets of any of the Companies.

11.8                        Save as Disclosed in the Social Point Documentation, there is no action, proceeding or audit pending with respect to any Company in respect of any Tax, nor has any claim for additional Tax or assessment been asserted in writing by any Governmental Authority.

11.9                        No written claim has been made by a Tax authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

12.                               Data Protection

12.1                        The Companies have complied in all material respects with all Data Protection Laws applicable to the Companies or to the conduct of the business or operations of the Company and all data protection requirements of any customer Contract.

12.2                        The Companies have not received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection

Law, and to the Founding Sellers knowledge, the Companies are not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on the Companies under any applicable Data Protection Law.

12.3                        All published, posted, and internal policies, procedures, agreements, and notices of the Companies relating to the Companies’ collection, use, or disclosure of Personal Data (“Privacy Policies”) comply in all material respects with applicable Data Protection Laws. The Companies have used commercially reasonable efforts to provide all employees, contractors, officers, agents, vendors, service providers, and other representatives of the Companies with adequate training with respect to compliance with Data Protection Laws and the Privacy Policies. The Companies comply in all material respects with the terms of the Privacy Policies.

12.4                        The Companies have made all required registrations and notifications in accordance with all applicable Data Protection Laws, and all such registrations and notifications are current, complete, and accurate in all material respects.

12.5                        The Companies take commercially reasonable steps, compliant in all material respects with applicable Data Protection Laws, to protect the operation, confidentiality, integrity, and security of their software, systems, and websites that are involved in the collection and/or processing of Personal Data.

12.6                        There have been no failures, crashes, security breaches, or other adverse events or incidents related to Personal Data affecting the Companies which have caused a material disruption to the Companies or which would require notification of individuals, or any Governmental Authority or any remedial action under any applicable contract or Data Protection Law. There are no pending or expected complaints, actions, fines, or other penalties facing the Companies in connection with any such failures, crashes, security breaches, or other adverse events or incidents.

13.                               Litigation

There is no action, suit, counterclaim, proceeding or investigation by or before any Governmental Authority or other agency now pending or, to the Founding Sellers knowledge, threatened, against or by the Companies, other than those indicated in the Social Point Documentation. Neither the Company nor any Subsidiary is involved in or party to (whether as claimant or defendant or in any other capacity) any litigation, arbitration, mediation, contentious administrative proceedings or other dispute resolution proceedings and no such proceedings are pending or have been threatened in writing by or against a Company or Subsidiary and, to the knowledge of the Founding Sellers, there are no circumstances existing which are likely to lead to any such proceedings by or against a Company or Subsidiary.

14.                               Compliance with Laws

Each of the Companies has at all times conducted its business and affairs in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents and in accordance with all Applicable Laws, in each case in all material respects. No Company nor Subsidiary is in default of any Judgment.

15.                               No Investigations

To the Founding Sellers knowledge, neither the Company nor any Subsidiary is the subject of any ongoing official investigation or inquiry or proceedings initiated by any Governmental Authority with regard to any actual or suspected violation or non-compliance with any Applicable Law nor, to the Founding Sellers knowledge, exist any circumstances or facts exist in relation to any Company and/or to the conduct of the business of the Companies which are likely to give rise to any such investigation or inquiry or proceedings.

16.                               Filings

All returns, particulars, resolutions and documents required by law to be filed with or delivered to the Commercial Registry (Registro Mercantil) and equivalent registries in other jurisdictions in respect of the Companies in accordance with Applicable Law have been made.

17.                               Insurance.

17.1                        The Social Point Documentation contains copies of all insurance currently maintained by or covering the Companies (the “Insurances”) and such copies are true and accurate.

17.2                        The Insurances are in full force and effect and are not void or voidable. All premiums payable to date in respect of the Insurances have been paid and, to the Founding Sellers knowledge, there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased as a result of the act or omission of any of the Companies. The entry into or performance of this Agreement will not have the effect of terminating, or entitling any insurer to terminate, cover under any Insurances.

17.3                        Full and accurate details of all claims in excess of €5,000 under any Insurance in the three (3) years before the date of this Agreement have been included in the Social Point Documentation. Neither the Company nor any Subsidiary has made any claim in excess of €5,000 under any Insurances which is still outstanding.

18.                               Contracts.

18.1                        Details (including copies, where written) of all agreements and arrangements with the Companies’ top 15 suppliers by annual expenditure and top 15 customers by annual revenue have been included in the Social Point Documentation.

18.2                        The Social Point Documentation includes a complete and accurate copy of each of the following Contracts and all related statements of work and schedules (the “Material Contracts”):

(A)                               any Contract relating to the incurrence or guarantee of Indebtedness by any of the Companies;

(B)                               any employment, consulting, independent contractor, retention or similar agreement, including any agreement providing for loans or severance payable to any Person;

(C)                               any joint venture, consortium, partnership or profit (or loss) sharing agreement related to the formation, creation, operation or management of any joint venture, consortium, partnership or profit (or loss) sharing arrangement in which any of the Companies is a joint venturer or partner or otherwise party;

(D)                               any Contract providing for the acquisition or disposition of any business or Person or any assets material to the Company entered into on or after January 1, 2013, in each case with ongoing material obligations owed by or to any of the Companies;

(E)                                any Contract under which any of the Companies is lessee of or holds or operates any personal property owned by any other party;

(F)                                 any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property Rights (other than non-exclusive end user licenses of commercially-available software used solely for the Companies’ internal use);

(G)                               any Contract under which any of the Companies is a licensor or otherwise grants to a third party any rights to use any Companies Intellectual Property (other than Companies Intellectual Property Rights licensed to customers on a non-exclusive basis in the ordinary course of business);

(H)                              any Contract relating to the sharing or allocation of Intellectual Property Rights between any of the Companies and any Seller;

(I)                                   any collective bargaining agreement or other Contract with any labor union or labor organization; including any Contract which is a recognition, procedural or other agreement between any Company or Subsidiary and any recognized independent trade union;

(J)                                   any Contract concerning confidentiality, non-competition, non-solicitation (except solely to the benefit of the Companies) or prohibiting any of the Companies from freely engaging in business or otherwise including provisions restricting trade in any jurisdiction, on joint price-fixing, market or customer sharing, exclusivity, “most-favored nation” pricing or market classification;

(K)                               any Contract for the development of Intellectual Property Rights for the benefit of the Companies;

(L)                                any Contract with a customer that would require the Companies to provide services to, or expand services to cover, Affiliates of such customer or unaffiliated third parties; hire new personnel or engage new independent consultants; open new facilities or enter into new geographic locations; or incur or take other commercially unreasonable expenses or measures; or

(M)                            any Contract containing an agreement by the Companies to provide any Person with access to the source code for any business product, or any Contract between any of the Companies and an escrow agent to provide for the source code for any business product to be put in escrow.

18.3                        Each Material Contract is valid and binding on the applicable Company or Subsidiary and, to the knowledge of the Founding Sellers, on any other party thereto, and is in full force and effect. None of the Companies is in material breach or default under any Material Contract. The Company has not received written notice or, to the knowledge of the Founding Sellers, verbal notice of any material violation or default under any Material Contract by any other party thereto.

18.4                        No Company nor Subsidiary is a party to any agreement, transaction, obligation, commitment, understanding or arrangement:

(a)                                 under the terms of which, as a result of the entry into or performance of this Agreement:

(i)            any other party will be entitled to be relieved of any obligation or become entitled to exercise any right (including any termination or pre-emption right or other option);

(ii)           any Company or Subsidiary will be in default;

(iii)          the Companies will suffer or incur any new cost or liability of €50,000 or more;

(iv)          a liability or obligation of the Companies shall be, or is likely to be, created or increased; or

(v)           any Person shall be entitled to receive from any Company or Subsidiary any finder’s fee, brokerage or other commission.

(b)                                 which is not in the ordinary course of business or not on arm’s lengths terms;

(c)                                  which is with any Seller Related Party;

(d)                                 under which any Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise);

(e)                                  other than marketing agreements entered into in the ordinary course of business, which involves or is likely to involve expenditure by any Company of €1,000,000 or more per annum or any obligation of a material nature or magnitude;

(f)                                   under which any Company or Subsidiary has agreed to guarantee or provide any securities or indemnities in relation to any debt or obligation of any Person who is not the Company or any of the Subsidiaries;

(g)                                  which establishes any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, other than those agreements of such nature included in the Social Point Documentation;

(h)                                 or which is a bid, tender, proposal or offer which, if accepted, would result in any Company or Subsidiary being committed to any agreement or arrangement of a kind described in sub-paragraphs (a) to (g) above.

19.                               Anti-Bribery and Corruption

19.1                        Neither the Company nor any Subsidiary nor any of their current or former Associated Persons has:

(a)                                 authorized, offered, promised or given any financial or other advantage (including, without limitation, any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official), or any other Person, in order to assist any Company in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage; or

(b)                                 taken any other action which would violate any Anti-Bribery Law.

19.2                        Each of the Companies has kept accurate records of its activities, including financial records in a form and manner appropriate for a business of its size and resources.

19.3                        None of the Company nor Subsidiaries or, to the Founding Sellers knowledge, their current or former Associated Persons is or has been subject to any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law, and no such investigation, inquiry or proceedings have been threatened or are pending and, to the Founding Sellers knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

19.4                        Neither the Company nor any Subsidiary is ineligible or treated by any Governmental Authority as ineligible to tender for any contract or business with, or be awarded any contract or business by, such Governmental Authority, or to tender for or perform any sub-contracting work under a contract with such Governmental Authority.

20.                               Sanctions

Except as expressly licensed or authorized by OFAC or any other Governmental Authority of any member state of the European Union:

(a)                                 none of the Companies has, during the past five years, entered into any agreement, transaction, dealing or relationship with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory;

(b)                                 none of the Companies has during the past five years procured, assisted, approved, financed or facilitated any agreement, transaction, dealing or relationship entered into by any other Person with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory; and

(c)                                  none of the Companies has, during the past five years, entered into any agreement, transaction, dealing or relationship with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory in violation of, or in a manner that could expose such Person to penalties under, any applicable Economic Sanctions Law.

21.                               Real Estate

21.1                        The Companies do not own any real property. The Social Point Documentation contains true and complete copies of all agreements (and any modifications or amendments thereto) with respect to the real property that comprises the Properties (the “Real Property Agreements”).

21.2                        The Company or a Subsidiary is in possession of the whole of each of the Properties and no other Person is in (or actually or conditionally entitled to) possession, occupation or use of any of the Properties.

21.3                        No Company or Subsidiary is in breach (and there is no event or condition that would constitute a breach after notice, lapse of time, or both) of any material covenant, restriction, condition or obligation (whether statutory or otherwise) which affects the Properties, and to the Founding Sellers knowledge:

(a)                                 no Property is subject to any matter which affects the relevant Company or Subsidiary’s ability to continue to carry on its existing business from that Property substantially in the manner as at presently conducted; and

(b)                                 no counterparty is in breach (and there is no event or condition that would constitute a breach after notice, lapse of time, or both) of any material covenant, restriction, condition or obligation (whether statutory or otherwise) which affects the Properties.

21.4                        The Properties are not subject to the payment of any outgoings other than the usual rates and taxes (and, in the case of leaseholds, rent, insurance rent and service charge or any other charge or expense contemplated in the corresponding lease agreements).

21.5                        With respect to the Real Property Agreements:

(a)                                 there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases that has not been fully cured;

(b)                                 no rent is currently under review other than in accordance with the terms of the corresponding lease agreements;

(c)                                  no Company nor Subsidiary has commuted any rent or other payment or paid any rent or other payment ahead of the due date for the payment; and

(d)                                 no tenancy or use is being continued after the contractual expiry date whether pursuant to statute or otherwise.

22.                               Affiliate Transactions

Other than (i) any arrangement between the Company and any Affiliate to provide benefits to employees of the Companies under any benefit plan, (ii) any employment or retention agreement or agreement providing for any severance or similar benefits to any Person, or (iii) as contemplated by this Agreement, there are no material transactions, agreements, arrangements or understandings, or series of related material transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, agreements, arrangements or understandings, or series of related material transactions, agreements, arrangements or understandings, between the Company or any Subsidiary, on the one hand, and any of the Sellers or any of their Affiliates (other than the Companies), on the other hand.

Annex 6

Buying Parties Representations and Warranties

1.                            Formation, existence and capacity. No conflict.

1.1                     Each Buying Party is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, having legal capacity to carry out its business activities in accordance with its bylaws and the Law. Each Buying Party has full power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each agreement contemplated by this Agreement to which it is a party and the consummation by each Buying Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Buying Party. This Agreement has been duly and validly executed and delivered by each Buying Party and constitutes the valid and binding obligation of such Buying Party, enforceable against such Buying Party in accordance with its terms. Each of the other agreements contemplated hereby to which such Buying Party is a party has been duly executed and delivered by such Buying Party and constitutes a valid and binding obligations of such Buying Party, enforceable against such Buying Party in accordance with its terms (all the foregoing except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar applicable Laws affecting the rights of creditors generally and the availability of equitable remedies).

1.2                     Neither the execution and delivery of this Agreement or any agreement contemplated hereby by any Buying Party, nor compliance by such Buying Party with any of the terms or provisions of this Agreement or such other agreements, will (A) violate any provision of the organizational documents of such Buying Party, or (B) violate in any material respect any Applicable Law applicable to such Buying Party.

1.3                     No Buying Party has been declared insolvent by a competent court, is subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and they have not filed a petition to be declared insolvent or acknowledging to be insolvent, nor is the filing of such an application by the Buying Parties or third parties imminent or reasonable foreseeable. No Buying Party is insolvent or unable to meet payment of their debts when they fall due.

1.4                     Except as has been obtained prior to the date hereof, and other than the filings required pursuant to applicable United States securities Laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other Governmental Authority or third party on the part of each Buying Party is required in connection with its execution of this Agreement and any other agreement referred to herein to which it is a party, or the consummation of the transactions contemplated by this Agreement or by such other agreements.

2.                            SEC Documents. Stock Exchange Listing.

2.1                     Parent is current in its obligations to file and furnish all periodic reports with the SEC required to be filed or furnished by it under the Exchange Act and any applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and any other reports, proxy statements and information Parent filed with or furnished to the SEC since March 31, 2016 (the “SEC Documents”), including any audited or unaudited financial statements and any notes thereto or schedules included therein filed with the SEC since March 31, 2016 (the “Parent Financial Statements”), (i) do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Document has been amended or superseded by a later SEC Document filed prior to the date hereof, (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable, and the respective rules and regulations promulgated thereunder, and (iii) the Parent Financial Statements were prepared in accordance with the generally accepted accounting principles in the United States applied on a consistent basis (“U.S. GAAP”) during the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any Parent Financial Statements filed on Form 10-Q) and fairly present in all material respect the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

2.2                   No executive officer of Parent has failed in any respect to make the certifications required of him or her in respect of the SEC Documents under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). There are no outstanding or unresolved comments in comment letters received from the SEC staff prior to the date hereof with respect to the SEC Documents.

2.3               Except as set forth in the SEC Documents, from April 1, 2013 through the date hereof, none of Parent, any of the Parent Subsidiaries or any director, officer, or auditor of Parent or any of the Parent Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices. Except as set forth in the SEC Documents, from April 1, 2013 through the date hereof, no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents in writing to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

2.4                   Parent is in compliance in all material respects with the applicable listing rules of the NASDAQ and has not received any written notice from NASDAQ asserting any material non-compliance with such rules.

2.5                     Parent and its subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

3.                            Capitalization. Parent Shares.

3.1                   As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which, as of December 31, 2016, 99,663,566 shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value USD 0.01 per share (the “Parent Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of December 31, 2016, 17,192,074 shares of Parent Common Stock were held in Parent’s treasury. As of the date hereof, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for under the employee and director stock incentive plans of Parent (the “Parent Stock Plans”). All outstanding Parent Shares are duly authorized, validly issued, fully paid and nonassessable.

3.2                     The Parent Shares to be issued by Parent on the date hereof and pursuant to Section 3.7, will be duly authorized for such issuance and, when issued and delivered by Parent in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of Parent under this Agreement will not be subject to any Charges and Encumbrances (other than Permitted Charges and Encumbrances and any transfer restrictions imposed by applicable securities Laws and any other Charges and Encumbrances provided by the terms of this Agreement and the other agreements to be entered into in connection with the consummation of the transactions contemplated hereby).

4.                            Litigation

Except as set forth in the SEC Documents, there is no action, suit, counterclaim,

proceeding or, to the knowledge of Parent, investigation, by or before any Governmental Authority or other agency now pending against or by the Parent and/or the Parent Subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of the Parent and the Parent Subsidiaries taken as a whole or the ability of any Buying Party to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis.

5.                            Availability of funds

The Purchaser has (and will have) sufficient cash funds to make any cash payment required to be made under this Agreement when such payment becomes due and payable in accordance therewith.

6.                            Brokers and Finders

No agent, broker, firm or other person acting on behalf, or under the authority, of either of the Buying Parties is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Sellers in connection with any of the transactions contemplated hereby.

7.                            No Antitrust Clearance

Assuming the accuracy of the Social Point Documentation, the acquisition of the Shares by the Purchaser as contemplated in this Agreement does not require any Antitrust Clearance.